UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
April 1, 2010

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Flowserve Corporation (the “Company”) will be held on Friday, May 14, 2010 at 11:30 a.m., local time, at the Flowserve Corporation Learning Resource Center, which is located at 4343 West Royal Lane, Irving, Texas 75063. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

Shareholders of record of the Company’s common stock, par value $1.25 per share, at the close of business on March 19, 2010 are entitled to notice of and to vote at the Annual Meeting.

At the Annual Meeting, the Company will ask you to:

•	elect five directors, with four to serve a term expiring at the 2013 annual meeting of shareholders and one to serve a term expiring at the 2012 annual meeting of shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010; and

•	attend to other business properly presented at the Annual Meeting or any adjournments or postponements thereof.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

In accordance with Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process will expedite our shareholders’ receipt of proxy materials, lower our costs and reduce the environmental impact of our Annual Meeting. The proxy statement and annual report to shareholders and any other proxy materials are available on our hosted website at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 14, 2010” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may also vote via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability of Proxy Materials, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of the Company.

By Order of the Board of Directors,

Ronald F. Shuff
Senior Vice President, Secretary and General Counsel

i

ii

FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039

Proxy Statement For The
2010 Annual Meeting of Shareholders

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Friday, May 14, 2010, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2010

Pursuant to Securities and Exchange Commission (“SEC”) rules, we may furnish proxy materials, including this proxy statement and the Company’s annual report for the year ending December 31, 2009, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and are receiving the proxy materials in the format requested.

This proxy statement and the Company’s annual report for the year ending December 31, 2009 are available electronically on our hosted website at www.proxyvote.com.

To access and review the materials made available electronically:

1.	Go to www.proxyvote.com and input the 12-digit control number from the Notice of Internet Availability or proxy card.

2.	Click the “2010 Proxy Statement” in the right column.

3.	Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about April 1, 2010.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $1.25 per share (“common stock”). For these services, the Company will pay Georgeson Inc. a fee of $8,000, plus reimbursement for reasonable out-of-pocket expenses.

Shareholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one Notice of Internet Availability and, if applicable, annual report and proxy statement, to multiple shareholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address upon request at no cost. Shareholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at (972) 443-6500 or writing to Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

Voting

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 19, 2010 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of the Company’s common stock, par value $1.25 per share (the “common stock”), entitled to vote at the Annual Meeting and represented in person or by proxy, constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that the holder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

Only “votes cast” count in the voting results, and withheld votes are not considered votes cast. Members of the Board are elected by a plurality of affirmative votes cast on the proposal by holders of shares entitled to vote in the election. Abstentions and broker non-votes have no effect on the determination of whether a plurality exists with respect to a given nominee. The proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal and, therefore, have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on the proposal and will have no effect on the proposal.

If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain discretionary matters. The ratification of PricewaterhouseCoopers LLP is considered a discretionary matter, so brokers may vote shares on this matter in their discretion if no voting instructions are received. However, the election of directors is NOT considered a discretionary matter, so brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on that item. We therefore urge you to vote on ALL voting items.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date, 55,806,894 shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their shareholder status for entry into the Annual Meeting.

Voting by Proxy Holders for Shares Registered Directly in the Name of Shareholder. If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) if you received paper copies of the proxy materials, signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

Vote by Internet. You have the option to vote via the Internet at the address of www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 13, 2010. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your Internet vote must be received by 11:59 p.m., Eastern Time, on May 11, 2010. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Telephone. If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-800-690-6903 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 13, 2010. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your telephone vote must be received by 11:59 p.m., Eastern Time, on May 11, 2010. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

Vote by Mail. If you received paper copies of the proxy materials, you may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

Vote in Person. If you are a registered shareholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, your vote serves as a voting instruction to the trustee for this plan.

•	To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 11:59 p.m., Eastern Time, on May 11, 2010. If you do not vote by telephone or Internet, please return your proxy card as soon as possible.

•	If you vote in a timely manner, the trustee will vote the shares as you have directed.

•	If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

•	mailing in a revised proxy dated later than the prior submitted proxy;

•	notifying the Corporate Secretary in writing that you are revoking your proxy;

•	casting a new vote by telephone or the Internet; or

•	appearing in person and voting by ballot at the Annual Meeting.

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Shareholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2011 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 2, 2010. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under the Company’s By-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Board of Directors — Committees of the Board — Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination in writing between January 14, 2011 and February 13, 2011. If, however, the 2011 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2010 Annual Meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2011 annual meeting and (ii) the later of 90 calendar days prior to the 2011 annual meeting or 10 days following the date on which the date of the 2011 annual meeting is publicly announced. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our By-laws concerning the proposal or nominee, as the case may be, and detailed information as to the shareholder’s interests in Company securities. We will not entertain any proposals or nominations at the 2011 annual meeting that do not meet these requirements.

If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s By-laws are posted on our website at www.flowserve.com under the “About Flowserve — Investor Relations — Governance” caption. To make a submission or to request a copy of the Company’s By-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel before submitting a proposal or a nomination.

Proposal Number One: Election of Directors

The Company’s Board currently consists of eleven directors. There are three classes of directors with a minimum of three members per class, and the members of each class hold office until the third succeeding annual meeting of shareholders after which they were elected. The Board has nominated Gayla J. Delly, Rick J. Mills, Charles M. Rampacek and William C. Rusnack, whose terms of office as members of the Board are expiring at the 2010 Annual Meeting, to serve a new term that will expire at the 2013 annual meeting of shareholders. The Board has also nominated Mark A. Blinn, who was appointed to the Board in 2009, to serve a term that will expire at the 2012 annual meeting of shareholders. Biographical information regarding each of the nominees is provided below under the headings “Board of Directors — Biographical Information — Nominees to Serve a Term Expiring at the 2013 Annual Meeting of Shareholders” and “— Nominee to Serve a Term Expiring at the 2012 Annual Meeting of Shareholders.”

Required Vote and Recommendation

The nominees will be elected by a plurality of affirmative votes cast in person or represented by proxy. Abstentions and broker non-votes will have no effect on the determination of whether a plurality exists with respect to a given nominee. The five nominees receiving the highest number of affirmative votes will be elected.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or unless you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominees have indicated their willingness to serve as directors, and we have no reason to believe any nominee will not be able to stand for reelection.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF GAYLA J. DELLY, RICK J. MILLS, CHARLES M. RAMPACEK AND WILLIAM C. RUSNACK TO SERVE AS DIRECTORS FOR A TERM EXPIRING AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS, AND “FOR” THE ELECTION OF MARK A. BLINN TO SERVE AS A DIRECTOR FOR A TERM EXPIRING AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS.

Board of Directors

Biographical Information

Nominees to Serve a Term Expiring at the 2013 Annual Meeting of Shareholders

Gayla J. Delly, age 50, has served as a director since January 2008 and serves as a member of the Audit Committee and as a member of the Finance Committee. Ms. Delly currently serves as President of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. She previously served as Executive Vice President and Chief Financial Officer of Benchmark Electronics Inc. from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. From March 2005 to October 2008, Ms. Delly also served as a member of the board of directors for Power One, a provider of power conversion and management solutions.

We believe that Ms. Delly is well qualified to serve as a director due to her international manufacturing experience, with specific focus on engineering and technology in emerging markets, including Asia and Latin America, which provides valuable insight into the Company’s operations and assists in identifying product portfolio opportunities. In addition to her board experience, Ms. Delly has valuable executive leadership experience and financial expertise gained from her time with Benchmark Electronics Inc.

Rick J. Mills, age 62, has served as a director since May 2007 and serves as Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He served as a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc., from 2005 to March 2008. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions with Cummins Inc. from 1970 to 2000, including Corporate Controller and Chief Accounting Officer from 1996 to 2000. From February 2005 to April 2009, Mr. Mills served as a director for Rohm & Haas, a specialty chemicals company, which was sold to Dow Chemical in April 2009. Mr. Mills is also a director and member of the audit committee of GERDAU Ameristeel, the second largest mini-mill steel producer in North America.

We believe that Mr. Mills is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets, which provides a deep familiarity with the Company’s industrial challenges and opportunities. Additionally, Mr. Mills has valuable corporate governance and compliance expertise through his board of directors and audit committee experience.

Charles M. Rampacek, age 66, has served as a director since 1998 and serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Organization and Compensation Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints seeking recovery of certain alleged losses were filed against former officers and directors of Probex, including Mr. Rampacek, as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG, and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was a party. A settlement of $2,000 was reached and similarly approved in the first half of 2006.

Since November 2006, Mr. Rampacek has been a member of the Board of Directors of Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners L.P., a publicly-traded limited partnership that provides mid-stream services for the oil and gas industry, and serves on its Audit, Conflicts and Governance Committee. Since December 2009, Mr. Rampacek has also been a member of the Board of Directors of Cenovus Energy Inc., a Canadian publicly-traded company that is involved in natural gas and oil sands production and North American oil refining. He is a member of Cenovus Energy Inc.’s Nominating and Corporate Governance Committee, Reserve Committee and Safety, Environment and Responsibility Committee.

We believe that Mr. Rampacek is well qualified to serve as a director due to his extensive knowledge of and experience in the energy industry, including the oil and natural gas markets and complex energy recovery technology, which provides unique insight into the Company’s end-markets and customer needs. Mr. Rampacek also has extensive board of directors experience and knowledge of corporate governance matters.

William C. Rusnack, age 65, has served as a director since 1997 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Inc., Mr. Rusnack served for 31 years with Atlantic Richfield Company (“ARCO”), an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He has also been since October 2001 a director and member of the governance and executive committees, as well as chairman of the organization and compensation committee, of Sempra Energy, an energy services company. Since January 2002, he has also been a director and member of the executive committee, as well as chairman of the audit committee, of Peabody Energy, a coal mining company.

We believe Mr. Rusnack is well qualified to serve as a director due to his extensive knowledge of the energy industry, including the oil and natural gas markets, and his experience in infrastructure operations, which provides an intimate understanding of the Company’s customers and its operational challenges and opportunities. Mr. Rusnack also has extensive executive compensation and risk management expertise through his board experience with Sempra Energy, Peabody Energy and the Company.

Nominee to Serve a Term Expiring at the 2012 Annual Meeting of Shareholders

Mark A. Blinn, age 48, has served as a director and as President and Chief Executive Officer since October 2009. Mr. Blinn previously served as the Company’s Chief Financial Officer beginning in 2004 and Senior Vice President, Latin America Operations beginning in November 2007. Prior to his service with the Company, he was employed as the Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc., an international shipping and printing company, from 2003 to 2004 and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation, a home building company, from 2000 to 2002 and as Managing Director of Corporate Finance beginning in 1999. Mr. Blinn’s employment agreement with the Company is described in this proxy statement under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.”

We believe Mr. Blinn is well qualified to serve as a director due to his position as the Company’s President and Chief Executive Officer, which provides the Board with intimate knowledge of the Company’s day to day operations. Mr. Blinn also brings an international and emerging markets perspective to the Board from his experience as the Company’s Senior Vice President, Latin America Operations.

Directors Serving a Term Expiring at the 2012 Annual Meeting of Shareholders

Roger L. Fix, age 56, has served as a director since April 2006 and serves as a member of the Organization and Compensation Committee and the Finance Committee. Mr. Fix is the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly-traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001 and member of the board of directors since 2001. He was Standex’s Chief Operating Officer from 2001 to 2002. He has also been a member of Standex’s Executive Committee since 2003. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. In December 2000, Outboard Marine Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. He also served as a member of its board of directors from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981.

We believe that Mr. Fix is well qualified to serve as a director due to his executive leadership experience, including with John Crane Inc. and other competitor companies, which provides extensive knowledge of the Company’s products and valuable insight into the competitive landscape for flow control products. In addition to his board experience, Mr. Fix also has international operations experience and corporate development expertise.

James O. Rollans, age 67, has served as a director since 1997. Mr. Rollans serves as the Non-Executive Chairman of the Board of Directors and as a member of the Audit Committee and the Corporate Governance and Nominating Committee. He also serves as an alternate director of all other committees for any committee member not in attendance at a committee meeting. Mr. Rollans is an independent corporate director and corporate financial advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering, procurement and construction firm, from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. From February 2002 to February 2009, Mr. Rollans served as a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens products. Mr. Rollans is also currently a director of Encore Credit Corporation, a mortgage finance company.

We believe that Mr. Rollans is well qualified to serve as a director due to his executive leadership experience, including his various leadership roles with a Fortune 500 customer of flow control products and services, which provide a multi-disciplined perspective and a profound level of customer intimacy, and also due to his experience in managing challenging, complex projects in emerging markets like those faced by the Company. Mr. Rollans also has strong financial expertise gained from his financial leadership roles with Fluor Corporation and extensive board experience with other public companies.

Directors Serving a Term Expiring at the 2011 Annual Meeting of Shareholders

John R. Friedery, age 53, has served as a director since August 2007 and serves as a member of the Audit Committee and the Organization and Compensation Committee. From January 2008 to January 2010, Mr. Friedery served as Senior Vice President; President, Metal Beverage Packaging, Americas and Asia, for Ball Corporation, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. From January 2004 to December 2007, he served as Ball Corporation’s Chief Operating Officer, Packaging Products Americas, and from April 2000 to May 2004 as the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas.

We believe that Mr. Friedery is well qualified to serve as a director due to his extensive operational experience with an international industrial manufacturing focus, which provides a deep understanding of the Company’s industry, end-markets and strategic focus. In addition to his board experience, Mr. Friedery also has experience with renewables and sustainability expertise gained from his service with Ball Corporation.

Joe E. Harlan, age 50, has served as a director since August 2007 and serves as a member of the Audit Committee and as a member of the Finance Committee. Mr. Harlan currently serves as the Executive Vice President of the Consumer and Office Business of the 3M Company, a diversified consumer products and office supply provider. From 2005 to 2008, Mr. Harlan served as 3M Company’s Executive Vice President of the Electro and Communications Business. He served as President and Chief Executive Officer of Sumitomo 3M Ltd., a diversified technology and products manufacturer, from 2003 to 2004. Prior to his career with 3M Company, he spent 20 years with General Electric Company, holding a number of leadership positions including serving as Vice President of Finance and Chief Financial Officer for GE Lighting Group (USA).

We believe that Mr. Harlan is well qualified to serve as a director due to his strong international experience and familiarity with emerging markets, including Asian markets, gained through his various executive leadership roles with 3M Company. In addition to his board experience, Mr. Harlan also has experience in engineering and technology service from his positions with General Electric and 3M Company.

Michael F. Johnston, age 62, has served as a director since 1997 and serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Johnston served as the Chief Executive Officer, through May 2008, and as the chairman of the board of directors, from April 2002 to November 2008, of Visteon Corporation (“Visteon”), an automotive components supplier, and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, he was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. Mr. Johnston has also been since October 2003 a director of Whirlpool Corporation, an appliance manufacturer.

We believe that Mr. Johnston is well qualified to serve as a director due to his executive leadership experience with cyclical manufacturing enterprises, including those serving multi-national and economically challenged end markets, which provides a valuable operating perspective. Mr. Johnston also has extensive board of directors experience that we believe brings a seasoned, mature corporate governance perspective.

Kevin E. Sheehan, age 64, has served as a director since 1990 and serves as a member of the Finance Committee and as a member of the Organization and Compensation Committee. He also served as non-executive Chairman of the Board of Directors from August 2005 through May 2009. Mr. Sheehan also served as the Company’s Interim Chairman, President and Chief Executive Officer from April 2005 to August 2005. Mr. Sheehan served as a director of Tecumseh Products Company, an industrial components manufacturer, from January 2007 to August 2007. Mr. Sheehan is currently the Board Chairman of Contour Hardening, a private company. He is also a partner in Cambridge Ventures, a venture capital firm focused on investments in early stage growth companies. Prior to joining Cambridge Ventures, Mr. Sheehan was a partner at CID Capital for 12 years and served as a Managing Director during his last four years. Before joining CID Capital in 1994, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years in various management capacities.

We believe that Mr. Sheehan is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets that, when combined with his prior service as the Company’s Interim President and Chief Executive Officer, provides intimate familiarity with industrial challenges and opportunities faced by the Company. In addition to his board experience, Mr. Sheehan also has corporate development expertise, financial markets knowledge and strategic planning expertise.

Director Retired Prior to the 2010 Annual Meeting of Shareholders

Lewis M. Kling, age 65, served as the Company’s President and Chief Executive Officer from 2005 through October 2009, and as a director from 2005 through February 2010. He previously served as the Company’s Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation, a Fortune 500 company that provides flow technology products, terminal equipment and other industrial products and services worldwide, from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation, a designer and manufacturer of switching and networking products for data and telecommunications networks, from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999. He is also a director of Eastman Chemical Company, a manufacturer of chemicals, fibers and plastics. Mr. Kling retired from the Board effective February 28, 2010 upon the expiration of his employment agreement with the Company, which is described in this proxy statement under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.” We thank Mr. Kling for his years of exemplary service to the Board and the Company.

Role of the Board; Corporate Governance Matters

It is of utmost importance that the Board fulfills its duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and ensure that the Company’s shareholders’ best interests are being served. In its efforts to satisfy this duty, the Board has established internal guidelines designed to promote effective oversight of the Company’s vital business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines also establish targets for director equity ownership. Additionally, these guidelines require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee of the Board will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.

Further, the Board has adopted formal Corporate Governance Guidelines, which, among other things, contain a prescribed set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has determined that, other than Mark A. Blinn, the Company’s President and Chief Executive Officer, each member of the Board, including all other persons nominated for re-election, meet the independence standards set forth in the applicable rules of the SEC and the NYSE corporate governance listing standards.

The Board’s Corporate Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “About Flowserve — Investor Relations — Governance” caption. These documents are also available in print at no cost to any shareholder who submits a written request to: Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Attention: Investor Relations, Irving, Texas 75039.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005. James O. Rollans, the Company’s current non-executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings, among his other duties as Chairman of the Board. He also serves as a member of the Audit Committee, a member of the Corporate Governance and Nominating Committee and as an alternate member for all other Board committees. Mr. Rollans strives to attend all committee meetings when possible.

We currently believe that separating the positions of Chairman of the Board and Chief Executive Officer is most appropriate for the Company because it places an independent director in a position of leadership on the Board. We believe this independent leadership and the non-executive Chairman’s authority to call meetings of the non-employee directors adds value to our shareholders by facilitating more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the non-executive Chairman further enhances independent oversight by being responsible for establishing the Board’s annual schedule and collaborating with the Chief Executive Officer on the agendas for all Board meetings. The separation of Chairman and Chief Executive Officer also allows the non-executive Chairman to provide support and advice to the Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board and each of the Board’s four committees (the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning, the Finance Committee directly oversees risk management relating to capital structure and liquidity, the Corporate Governance and Nominating Committee directly oversees risk management relating to director independence and corporate governance and the Organization and Compensation Committee directly oversees risk management relating to employee compensation and succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and, in accordance with provisions of the NYSE Listed Company Manual, reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

Meetings of the Board

The Board held eight regular meetings and three special meetings in 2009. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-employee directors by following the instructions set forth under “— Shareholder Communications with the Board” below.

Board members customarily have attended the Company’s annual meetings of shareholders. All Board members attended the Company’s 2009 annual meeting of shareholders. In 2009, each director attended over 75% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board directly by writing to: James O. Rollans, Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to Mr. Rollans.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee (“CG&N Committee”) and an Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees.

Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, CG&N Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “About Flowserve — Investor Relations — Governance” caption. These documents are also available in print at no cost to any shareholder who submits a written request to: Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Audit Committee

The Audit Committee is composed of five directors: Rick J. Mills (Chairman); Gayla J. Delly; Joe E. Harlan; John R. Friedery; and James O. Rollans. The Board has determined that Mr. Mills qualifies as an audit committee financial expert under SEC rules and has accounting or related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the Company’s internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls. The Audit Committee also reviews and discusses, in a general manner, the process by which the Board and the other Board committees oversee senior management’s exercise of risk management responsibilities.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the Report of the Audit Committee included in this proxy statement. The Audit Committee met eight times in 2009.

Finance Committee

The Finance Committee is composed of five directors: Michael F. Johnston (Chairman); Gayla J. Delly; Roger L. Fix; Joseph E. Harlan; and Kevin E. Sheehan. The Board has determined that all members of the Finance Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee also approves major capital expenditures made by the Company and also advises the Board on the Company’s pension fund performance. The Finance Committee met four times in 2009.

Corporate Governance and Nominating Committee

The CG&N Committee is composed of five directors: Charles M. Rampacek (Chairman); Michael F. Johnston; Rick J. Mills; James O. Rollans; and William C. Rusnack. The Board has determined that all members of the CG&N Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The CG&N Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer. The CG&N Committee is also responsible for recommending candidates for membership to the Board. Prior to considering nominee director candidates, the CG&N Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the CG&N Committee utilizes a variety of methods for identifying and evaluating nominee director candidates.

The identification and evaluation of director candidates begins with the Board’s Corporate Governance Guidelines, which establish the criteria for Board membership. As a starting point under the Guidelines, all prospective Board members must possess the highest professional and personal ethics. Board members should have varied professional expertise in fields of accounting and finance, engineering, industrial sales, manufacturing, international operations, human resources and field service. Additionally, all existing and prospective Board members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. A Board member’s service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties and effectively represent the interests of the shareholders.

The Guidelines further articulate the Board’s firm belief that, underlying the aforementioned criteria, the Board’s members should have a diversity of backgrounds, which is viewed in comprehensive terms. In evaluating diversity of backgrounds, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age and gender. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self-assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The CG&N Committee considers various potential director candidates who may come to the attention of the CG&N Committee through current Board members, professional search firms, shareholders or other persons. The CG&N Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the CG&N Committee may also use less formal recruiting methods.

A shareholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s By-laws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the CG&N Committee. The CG&N Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The CG&N Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director if so elected.

All identified candidates, including shareholder-recommended candidates, are evaluated by the CG&N Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the CG&N Committee’s assessment of the Company’s needs and current situation.

The CG&N Committee is also responsible for preparing materials for the annual Chief Executive Officer’s performance review conducted by the Board. Further, the CG&N Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards. The CG&N Committee met five times in 2009.

Organization and Compensation Committee

The O&C Committee is composed of five directors: William C. Rusnack (Chairman); Roger L. Fix; John R. Friedery; Charles M. Rampacek; and Kevin E. Sheehan. The Board has determined that all members of the O&C Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The O&C Committee is the administrator of the Company’s various equity and incentive compensation plans for key employees. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management. The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Vice President, Human Resources, regarding adjustments to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc., which assists the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation — Compensation Discussion and Analysis.” The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement. The O&C Committee met eight times in 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, the members of the O&C Committee included Messrs. Rusnack, Fix, Friedery, Rampacek and Sheehan. None of the members of the O&C Committee were at any time during 2009 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

Executive Officers

The following sets forth certain information regarding the Company’s executive officers. Information pertaining to Mr. Blinn, who is both a director and executive officer of the Company, may be found above under “Board of Directors — Biographical Information — Nominee to Serve a Term Expiring at the 2012 Annual Meeting of Shareholders.”

Name	Age	Position With the Company
Mark A. Blinn	48	President, Chief Executive Officer and Director

Andrew J. Beall*	53	Senior Vice President and Chief Information Officer

Mark D. Dailey	51	Senior Vice President and Chief Administrative Officer

Thomas E. Ferguson	53	Senior Vice President and President, Flow Solutions Group

Dean P. Freeman	45	Senior Vice President Finance and Treasurer, Office of the Chief Financial Officer

Richard J. Guiltinan, Jr.	56	Senior Vice President Finance and Chief Accounting Officer, Office of the Chief Financial Officer

Thomas L. Pajonas	54	Senior Vice President and President, Flow Control Division

Ronald F. Shuff	57	Senior Vice President, Secretary and General Counsel

*	Retired effective April 1, 2010.

Andrew J. Beall, who retired April 1, 2010, served as Senior Vice President from December 2006 and Chief Information Officer from October 2008 through April 2010. He served as President of the Company’s Flow Solutions Division from 2003 to December 2009, and he served as Vice President from 2003 to December 2006. From 1994 to 2003, Mr. Beall served in a number of key domestic and international management positions with the Company, including as Vice President of Flowserve, Pump Division, Flow Solutions Division and Flow Control Division in Latin America from 1999 to 2003.

Mark D. Dailey has served as Senior Vice President and Chief Administrative Officer since February 2010. Mr. Dailey previously served as Senior Vice President, Human Resources from November 2006 and Chief Compliance Officer from May 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Before joining the Company, Mr. Dailey was Vice President, Supply Chain and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.

Thomas E. Ferguson has served as Senior Vice President since December 2006 and as President of the Company’s Flow Solutions Group since January 2010. Mr. Ferguson previously served as President of Flowserve Pump Division from 2003 to December 2009, and he served as Vice President from 2003 to December 2006. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.

Dean P. Freeman serves as a member of the Company’s Office of the Chief Financial Officer, having served as Senior Vice President Finance since February 2010 and Treasurer since May 2009. Mr. Freeman previously served as Vice President Finance from October 2009. Prior to his current role, and from the time he joined the Company in 2006, he served as Vice President of Finance for the Flowserve Pump Division. Prior to joining the Company, Mr. Freeman served as Chief Financial Officer of European Operations for Stanley Works Corporation.

Richard J. Guiltinan, Jr. serves as a member of the Company’s Office of the Chief Financial Officer and is designated the Company’s principal financial officer, having served as Senior Vice President Finance since February 2010 and Chief Accounting Officer since 2004. He was previously employed as a consultant to Chevron on three multinational restructuring and merger integration projects in 2002 and 2003. From 1985 to 2001, Mr. Guiltinan served in accounting, financial management and operating positions at Caltex Corporation, a joint venture of Chevron and Texaco, including as Chief Financial Officer from 2000 to 2001.

Thomas L. Pajonas has served as Senior Vice President since December 2006 and President of Flow Control Division since 2004. He served as Vice President from 2004 to December 2006. He was previously employed as Managing Director of Alstom Transport, a supplier of rail products, from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Ronald F. Shuff has served as Senior Vice President since December 2006, Secretary since 1989 and General Counsel since 1988. Prior to his current positions, Mr. Shuff also served as Vice President of the Company from 1990 to December 2006.

Executive Compensation

Compensation Discussion and Analysis

The following is an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under our program and policies and the material factors that we considered in making those decisions. Following this discussion are presented a series of tables containing specific information about the compensation earned or paid in 2009 to our principal executive officer, our principal financial officer and our three other most highly-compensated executive officers serving at the end of 2009 (including any retired executive whose compensation would otherwise have been required to be disclosed had the executive been serving at the end of the fiscal year), whom we collectively refer to throughout this document as our “Named Executive Officers.” During 2009, our Named Executive Officers were:

•	President and Chief Executive Officer, Mark A. Blinn (principal executive officer);

•	Former President and Chief Executive Officer, Lewis M. Kling, who transitioned from these roles in October 2009 and retired February 28, 2010;

•	Senior Vice President Finance and Chief Accounting Officer, Richard J. Guiltinan (principal financial officer);

•	Senior Vice President and President of Flow Solutions Group, Thomas E. Ferguson;

•	Senior Vice President and Chief Information Officer, Andrew J. Beall, who retired April 1, 2010; and

•	Senior Vice President and President of Flow Control Division, Thomas L. Pajonas.

This Compensation Discussion and Analysis is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the NYSE corporate governance listing standards, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the non-executive Chairman of the Board generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for our Chief Executive Officer and for approving the compensation of our other executive officers, including the other Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans and monitors the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc. (“LB&Co”). LB&Co assists and advises the O&C Committee on all aspects of our executive compensation program, and it provides no other services on our behalf. The services it provides entail, among others, providing and analyzing competitive compensation data, analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate, assisting in the design and negotiation of certain employment agreements, analyzing the appropriateness of the comparator high performance peer group (discussed below), and evaluating how well our compensation programs adhere to the philosophies and principles stated below under “— Our Executive Compensation Principles and Policies.” The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data, advice and counsel from LB&Co. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

Executive Compensation Program Objectives

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. As discussed in detail below, we use several compensation elements to achieve these objectives, including base salary, annual cash incentives and long-term equity incentives (including restricted common stock and contingent performance shares). While the individual compensation elements may differ, the design of the executive compensation program is based on the same principles and objectives as the overall compensation program provided to all of our employees.

Our Executive Compensation Principles and Policies

The O&C Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers. Our compensation principles are intended to attract and retain valuable executive talent and thereafter motivate our executives to add long-term shareholder value through improving our financial position and being personally accountable for the performance of their respective business units, divisions or functions. Our executive compensation principles and policies, which are established and refined from time to time by the O&C Committee, are described below.

Compensation Should Reinforce Our Business Objectives and Values.

Our overarching business objective is to profitably grow our position as a product and integrated solutions provider in the flow control industry. Seven strategies for achieving this objective are communicated to all our employees (and are referred to in this proxy statement as our seven strategies). These seven strategies include: profitable diversified growth; customer intimacy; innovation and portfolio management; strategic globalization; operational excellence; employee focused; and sustainable business model. The O&C Committee considers these strategies, as well as the Company’s risk tolerance, when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.

Compensation Should be Performance-Based.

The O&C Committee believes that a significant portion of our executives’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well their respective divisions (where applicable) and the Company perform relative to applicable financial and non-financial objectives. As such, the O&C Committee uses a variety of targeted performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy and build long-term shareholder value without encouraging excessive risk-taking.

As the O&C Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than the established target level or eliminated altogether if performance is below threshold performance levels.

Performance-Based Compensation Should be Benchmarked Against Comparative Companies.

The O&C Committee believes that the use of internal performance metrics alone yields an incomplete picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to organizations in a benchmark “high performance peer group” of high performance cyclical industrial manufacturers. This evaluation serves as a means to assess, on a comparative basis, how well we deliver results that build long-term shareholder value, which in turn allows us to better establish the performance expectations of senior management in leading the Company.

Our high performance peer group is reevaluated on a cyclical basis by the O&C Committee, and a detailed process is followed in identifying and evaluating organizations appropriate for inclusion. The process for establishing the high performance peer group used for the 2007 through 2009 performance years began by compiling an initial sample of potential comparator organizations from the following: current competitors; industries based on relevant SIC codes; the Fortune 1000 Industrial and Farm Equipment; and the S&P 1500 Industrial. Once the initial comparator sample was compiled, a top-down, multi-stage filtering approach was then utilized to distill the comparator sample and establish the final high performance peer group. The first filter applied to the initial sample imposed a revenue requirement of between $750 million and $15 billion. In order to ensure inclusion of high performing organizations, a second filter was applied using minimum key financial performance metrics, including revenue growth, return on net assets (or “RONA”), operating cash flow, operating margin and total shareholder return (or “TSR”). Three of these four measures were required by the filter to be above the industrial median. Finally, in order to ensure the high performance peer group is focused appropriately from an operations perspective, a third filter was applied that assessed key operational and strategic aspects, including debt to equity ratios, net property, plant and equipment as a percentage of revenue (one of these two measures was required by the filter to be above the industrial median), goodwill as a percentage of revenue (greater than 25th percentile), multinational presence (greater than 20%), dividends as a percentage of TSR (less than 50%) and organic sales growth figures (greater than 50%). Finally, the O&C Committee considered direct competitors that failed to pass one or two filters but outperformed the Company in both key financial metrics and TSR.

As the result of this analysis and for purposes of establishing certain performance-based components of our executive compensation program, our high performance peer group for the performance periods beginning in 2007, 2008 and 2009 consisted of the following companies:

Crane Co.	ITT Industries Inc.

Curtiss-Wright Corp.	Lincoln Electric Holdings Inc.

Danaher Corp.	Moog Inc.

Donaldson Co Inc.	PACCAR Inc.

Eaton Corp.	Pentair Inc.

Gardner-Denver	Rockwell Automation Inc.

IDEX Corporation	Watts Water Technology

Illinois Tool Works Inc.	Weir Group Plc

In the interest of having a more consistent and functional benchmarking standard, the O&C Committee prefers to keep the high performance peer group as constant as possible, following a cyclical review process. A scheduled review of the high performance peer group was undertaken in late 2009, the results of which will be utilized beginning in the 2010 performance year.

Compensation Levels Should be Market Competitive.

To further implement the compensation and performance principles described above, namely the attraction and retention of executive talent and building long-term shareholder value, at least once each year the O&C Committee reviews compensation survey data compiled and prepared by management and its consultant, which is also reviewed by LB&Co, to evaluate how and whether our executive compensation program is market competitive. The survey data used by the O&C Committee is gathered from two key sources: (i) information for comparable executive positions within the high performance peer group, as identified above, and (ii) information from a broad group of durable goods manufacturing companies using Hewitt Associates “Total Compensation Measurementtm survey” (the “Hewitt Survey”). The O&C Committee does not limit its market analysis to survey data relating only to the organizations in our high performance peer group because of the limited scope of available compensation data and the recognition that potential candidates for qualified executives, as well as market opportunities for our current executives, are not necessarily limited to companies in our industry sectors.

The O&C Committee uses this survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the O&C Committee uses the survey data to evaluate how, for each executive position, the O&C Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The O&C Committee believes that setting target compensation levels at the market median balances our interests in maintaining market competitive compensation and organizational efficiency. As such, total target-direct compensation (i.e., base salary, target annual incentive opportunity and target long-term incentive compensation) for our executives is generally set at the 50th percentile base salary and 50th percentile target annual incentive for both the high performance peer group and the broad market taken from the Hewitt Survey. Long-term incentive compensation is set at the 50th percentile opportunity of the high performance peer group and 75th percentile opportunity of the broad market taken from the Hewitt Survey. As the targets for long-term incentive compensation are set based on the high performance peer group, the O&C Committee believes it is appropriate to use a higher percentile than used when comparing to the broader market. In utilizing and adhering to these compensation benchmarks, the O&C Committee thus establishes goals for both absolute and relative Company performance that may be at or above median performance, so that performance and compensation may be objectively determined at the end of the performance period. As discussed, actual total direct compensation, which may be at, above or below the competitive median, varies and is determined by performance against these pre-established measures and objectives.

Incentive Compensation Should Represent the Majority of Total Compensation.

The O&C Committee believes that the proportion of an executive’s total compensation that varies, or is “at risk,” based on individual, division, function and/or corporate performance should increase as the scope and level of the executive’s business responsibilities increase. Accordingly, for 2009, on average 72.1% of the total target-direct compensation of the Named Executive Officers at the time of award was tied to our stock price or our performance. The percentages of each Named Executive Officer’s total target-direct compensation for 2009 that was at risk as of the time of award is presented in the following table, and are calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity and target long-term incentive opportunity and base salary.

Named Executive Officer	Fiscal 2009 Pay “At Risk” (%)
Lewis M. Kling	80

Mark A. Blinn	80

Richard J. Guiltinan	63

Thomas E. Ferguson	70

Andrew J. Beall	70

Thomas L. Pajonas	70

Incentive Compensation Should be Balanced Between Short-Term and Long-Term Performance.

As stated above, the O&C Committee believes that executive compensation should be linked to building long-term shareholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and contingent performance shares, which serves to include the performance of the Company’s common stock as a targeted incentive. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives that carry associated penalties when our executives do not comply.

The O&C Committee also recognizes that while stock prices may relate to corporate performance over the long term, other factors, such as general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. The influence of these other factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the annual cash components of the executive compensation program, which consist of base salary and annual cash incentive opportunities, emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be independent of short-term fluctuations in the price of the Company’s common stock.

Over the past several years, the O&C Committee has maintained the ratio of base salary and annual cash incentive opportunity (short-term focus compensation) to long-term incentive compensation (long-term focus compensation) at approximately 2:3 for our Chief Executive Officer and approximately 1:1 for all other Named Executive Officers. The O&C Committee believes that these ratios appropriately align the executives’ total compensation with the Company’s short-term and long-term performance, as they provide each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if annual incentive objectives are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. The O&C Committee believes the higher proportion of long-term incentive compensation for the Chief Executive Officer reflects the global governance and management role and the accompanying risks of the position.

The Mix of Long-Term Incentives Should Balance Stock- and Financial-Based Achievements.

In 2009, our long-term incentive awards for the Named Executive Officers took the form of an equally-weighted mix of restricted common stock, which generally vest ratably over time, and contingent performance shares, which generally vest at the expiration of a 3-year performance period based on RONA performance. The O&C Committee has determined that this long-term incentive mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our shareholders.

While the O&C Committee approved the guidelines for determining the value of long-term incentive awards in 2007, the O&C Committee may in the future make adjustments to this mix of award types or approve different types of awards as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually approving and granting equity awards to the long-term incentive plan participants at the O&C Committee’s annual compensation review, as discussed below.

Our Executive Compensation Program is Reviewed Annually for Effectiveness.

At the first regular committee meeting following our fiscal year end, the O&C Committee undertakes a comprehensive review of all components of our executive compensation program, with the input of LB&Co, in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy. In conducting its review, the O&C Committee reviews information related to each executive officer’s income and benefits, including base salary, target incentive, perquisites, retirement income and health and welfare benefits. This review and the resulting compensation program changes for 2010 are described below under “— Annual Executive Compensation Program Review and Compensation Risk.”

Elements of the Executive Compensation Program

Overview. The primary elements of the Company’s executive compensation program in 2009 were:

•	base salary;

•	an annual incentive opportunity, which is paid in cash;

•	long-term incentives (including restricted common stock and contingent performance shares coupled with stock ownership requirements);

•	pension plan;

•	severance benefits;

•	change-in-control plan; and

•	certain perquisites and other benefits.

The O&C Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to assess directly each Named Executive Officer’s performance. The O&C Committee also solicits input from all non-employee members of the Board as to the Chief Executive Officer’s performance during the year. Except in years of Chief Executive Officer transition where the incumbent officer has completed less than one year of service in this capacity, the O&C Committee further reviews appraisal forms completed by all Board members, which set forth the Board’s overall annual-performance assessment of the Chief Executive Officer and are used in considering the compensation for the Chief Executive Officer. In addition, the Chief Executive Officer annually presents an evaluation of each other Named Executive Officer to the O&C Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chief Executive Officer also presents compensation recommendations for the O&C Committee’s consideration. Following this presentation and a review of the competitive market for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

Base Salary. During the first quarter of each year, the O&C Committee reviews and establishes the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the compensation survey data compiled and prepared by management and independently reviewed by LB&Co. For each Named Executive Officer, the O&C Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The O&C Committee also considers internal pay equity on an annual basis within the Company with respect to the other executives, also referencing external benchmarks provided by LB&Co. The O&C Committee did not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally manages base salary levels to the market median of companies within the high performance peer group.

In consideration of current market conditions and the general economic climate at the time of the 2009 annual pay review cycle, the O&C Committee, with the Named Executive Officers’ endorsement, decided to maintain base salaries for all Named Executive Officers at their 2008 levels. This decision applied to all Company officers and was consistent with management’s decision to maintain base salaries for all Company senior management positions at 2008 levels. Following Mr. Blinn’s appointment as Chief Executive Officer, he received an increase to base salary commensurate with the new position, which is described in further detail under “— Chief Executive Officer Compensation in 2009 — Mark A. Blinn” below.

Named Executive Officer	2009 Base Salary Increase %
Mark A. Blinn	0%
Lewis M. Kling	0%
Richard J. Guiltinan	0%
Thomas E. Ferguson	0%
Andrew J. Beall	0%
Thomas L. Pajonas	0%

The base salaries paid to the Named Executive Officers during 2009 are shown in the “Summary Compensation Table” under the “Salary” column. Mr. Blinn’s and Mr. Kling’s respective base salaries and other compensation components in 2009 are discussed below in further detail under “— Chief Executive Officer Compensation in 2009.”

Annual Incentive Opportunity. During the first quarter of each year, the O&C Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the Company’s Annual Incentive Plan. At that time, the O&C Committee approves: (i) the overall Company performance measures for the fiscal year; (ii) the divisional performance measures for the fiscal year; and (iii) a target annual incentive opportunity for each Named Executive Officer.

Setting Company Performance Measures. The O&C Committee, working with the Chief Executive Officer and LB&Co, sets the performance measures for the Company for each fiscal year. In order to ensure that the primary focus of the Named Executive Officers was setting the overall strategic direction of the Company and achieving overall Company results aligned to support building shareholder value, the O&C Committee evaluated each Named Executive Officer’s performance based on the results of the Company as a whole. As such, the Company’s performance measures, unadjusted for extraordinary events, established for 2009 were as follows:

		2009 Target
2009 Performance Measures	Weighting	(In millions)
Operating Income	75.0%	$631.2
Cash Flows from Operations	25.0%	$314.1

The metrics presented in the table above were evaluated using pre-defined internal criteria that coincide in all material respects with the Company’s audited financial results. Additionally, the O&C Committee may exercise its judgment, within parameters it establishes at the beginning of the year, as to whether to exclude the effect of certain specified developments that occur during the year, such as unanticipated changes in accounting principles or extraordinary, unusual or unplanned events that have been reported in our public filings, in determining the extent to which the performance objectives are met.

Where applicable, annual incentive awards are paid in March for the prior year’s performance based upon the O&C Committee’s assessment of actual performance during the prior year against the pre-established Company performance objectives. For 2009, the performance measures for annual incentive awards were based on internally-defined metrics based on operating income and cash flow. The O&C Committee selected these measures, with input from management, because these performance metrics support the seven strategies that we believe drive sustainable and profitable Company growth (as discussed under “— Our Executive Compensation Principles and Policies” above). A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2009 follows.

100% of the preliminary annual incentive award determination for each Named Executive Officer was based upon his performance against these objectives.

Setting a Target Incentive Opportunity. Each year, the O&C Committee establishes a target annual incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. For 2009, the target annual incentive opportunity was set at 100% for the Chief Executive Officer (both current and former) and 60% for all other Named Executive Officers except for Mr. Guiltinan, who has a target of 50%. These targets are agreed upon by the O&C Committee in consultation with LB&Co and in adherence to our stated executive compensation principles and policies. Recognizing Mr. Blinn’s transition into his role as Chief Executive Officer in 2009, Mr. Blinn’s annual incentive opportunity was pro-rated between his existing target of 60% and new target of 100% based on his periods of service as Chief Financial Officer and Chief Executive Officer, respectively, during 2009.

Measuring Performance and Establishing Payout. Following the analysis of the Company’s performance compared to all applicable Company and division performance measures for a given year, the O&C Committee establishes a payout range around each executive’s target annual incentive opportunity. The payout range ultimately determines the percentage of the target incentive to be paid, based on a percentage of performance measure achievement, with an established upper limitation and a minimum below which no payment will be made.

The 2009 payout range established for each Named Executive Officer was 0% to 200% of his respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s performance against the established performance measures for the year (referred to as “plan”). The following table provides example matrix points of percentage of target award opportunity paid out at different threshold levels of Company performance against plan. In addition to Company performance against plan, the Chief Executive Officer can make a recommendation for each Named Executive Officer to modify an award positively or negatively by up to 25% of actual payout based on achievement of individual performance objectives.

Company Performance	% of Target Payout
<80% Plan	0%
80% Plan	60%
100% Plan	100%
>122% Plan	200%

In February 2009, we announced our intent to incur up to $40 million in realignment costs to reduce and optimize certain non-strategic manufacturing facilities and our overall cost structure by improving our operating efficiency, reducing redundancies, maximizing global consistency and driving improved financial performance. Additionally, in October 2009, we announced our intent to incur additional realignment costs to expand our efforts to optimize assets, reduce our overall cost structure, respond to reduced orders and drive an enhanced customer-facing organization. We incurred total charges of $68.1 million under both realignment programs during 2009. Within the parameters established by the O&C Committee at the beginning of 2009 and prior to the realignment charges being incurred, the O&C Committee decided to exclude the impact of the realignment programs on the performance measure achievement for 2009.

After the end of 2009, the O&C Committee reviewed the Company’s actual performance against each of the performance measures established at the beginning of the year. The O&C Committee noted that the Company’s performance was strong, even in the challenging environment the Company faced in 2009. This was evidenced by, among other things, sales of $4.37 billion, operating income of $629.5 million and cash flows from operations of $431.2 million. The O&C Committee’s earlier decision to exclude the impact of the realignment programs on the performance measures resulted in the operating income performance measure increasing by $65.6 million, and the cash flows from operations performance measure increasing by $41.3 million. Consistent with the goal of aligning awards with performance, the O&C Committee determined the target annual incentive opportunity percentage payout for each Named Executive Officer in accordance with the achievement of Company performance measures, as adjusted to exclude the impact of the realignment programs. As a result of this analysis, the preliminary annual incentive award percentage payout for the Chief Executive Officer and all other Named Executive Officers was 155.5% of their target annual incentive opportunity.

While 100% of the preliminary annual incentive award determination is based on the O&C Committee’s assessment of performance against our Company’s and divisions’ performance measures, the O&C Committee may also modify a Named Executive Officer’s award based on an assessment of individual contribution to our performance, as well as individual performance in relation to any extraordinary events or transactions. The O&C Committee considers the aforementioned Chief Executive Officer’s assessments and recommendations as to other Named Executive Officers when determining these adjustments. For 2009, the Board evaluated each of the Named Executive Officers based on the specific individual objectives outlined in the following table, which were established and communicated to the Named Executive Officers at the beginning of 2009.

Officer	Objectives

Mark A. Blinn	•	Refine long-term strategy to reflect market and economic conditions and to maximize revenue, profits and RONA
	•	Maintain continuous involvement with customers, shareholders and analysts to ensure maximum exposure and credibility of the Company and its team
	•	Develop Latin America operations strategy and execute end user strategy in the region
	•	Implement multi-phase realignment strategy
	•	Continue to accelerate the profitable impact of “High Growth Rate markets”

Lewis M. Kling	•	Support the development and review of candidates for the CEO succession plan to support a late 2009 selection and ensure a smooth 2010 transition
	•	Refine long-term strategy to reflect market and economic conditions and to maximize revenue, profits and RONA
	•	Maintain continuous involvement with customers, shareholders and analysts to ensure maximum exposure and credibility of Flowserve and its team
	•	Promote a continuous business portfolio review to assess investment in strategic business acquisitions and opportunities to divest non-core strategic assets
	•	Implement multi-phase realignment strategy
	•	Continue to accelerate the profitable impact of “High Growth Rate markets”

Richard J. Guiltinan	•	Drive cost control and reduction
	•	Execute operational improvement opportunities
	•	Implement organization capability improvement processes

Thomas E. Ferguson	•	Implement multi-phase realignment strategy
	•	Develop and support a worldwide “Sustainability” program, encompassing Environment, Workplace, Community and Marketplace
	•	Accelerate profitable impact of “High Growth Rate markets”

Andrew J. Beall	•	Implement multi-phase realignment strategy
	•	Achieve tactical objectives stated in “What will Success Look Like”
	•	Accelerate profitable impact of “High Growth Rate markets”
	•	Champion agreed Strategic ERP systems

Thomas L. Pajonas	•	Implement multi-phase realignment strategy
	•	Execute strategic objectives including acquisitions, process excellence and portfolio management

In addition, all Named Executive Officers were tasked with the following objectives:

•	Meet 2009 budget objectives.
•	Continue to advance our Human Capital programs and processes.
•	Drive the performance and development of respective organizations, including leadership training, career development and succession planning.

For 2009, the O&C Committee positively adjusted the preliminary annual incentive award payouts for Messrs. Kling, Blinn (with respect to his service as Chief Financial Officer) and Ferguson based on its assessment of each such executive’s performance against the aforementioned individual objectives and specific objectives that supported our seven strategies (as discussed above under “— Our Executive Compensation Principles and Policies”). As a result, Mr. Kling’s and Mr. Ferguson’s preliminary annual incentive award payouts were adjusted by 8.5%, and Mr. Blinn’s preliminary annual incentive award payout was adjusted by 3.5%, recognizing his periods of service, and separate performance evaluations, as Chief Financial Officer and Chief Executive Officer during 2009. The annual incentive awards the Company paid to the Named Executive Officers for 2009 are reported below in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

The O&C Committee believes that the Named Executive Officers’ 2009 annual incentive awards are consistent with the Company’s strategy of rewarding its executives for the achievement of important and challenging business goals. The O&C Committee feels the annual incentive award calculations resulted in performance-related bonus annual payments to the Named Executive Officers that the O&C Committee deemed clearly earned under objective criteria and reasonable in view of the Company’s 2009 performance.

Long-Term Incentives. Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a period of more than one fiscal year. Beginning in 2007 and continuing through 2009, our long-term incentive program has consisted of two components: time-vested restricted common stock awards and contingent performance shares. The O&C Committee may also award one-time grants of restricted common stock in its discretion based on performance or other factors. In 2009, all Named Executive Officers received their long-term incentive awards in this form, except for Mr. Kling, who received time-vested restricted share units and contingent performance common stock, as more fully discussed under “— Chief Executive Officer Compensation in 2009 — Lewis M. Kling.”

As discussed above, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term shareholder value. Based on these considerations, the O&C Committee determined that for 2009, an equity award combination consisting of approximately one-half in value of restricted common stock and one-half in value of contingent performance shares would best serve the goals that the O&C Committee sought to achieve for 2009. The awards are granted subject to a pre-approved total target pool of restricted share awards available to employees eligible to participate in the long-term incentive program.

Each year, the O&C Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. During the first quarter of each year, the O&C Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted common stock and contingent performance shares, as appropriate. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year. In 2009, the O&C Committee used its discretion to increase or decrease a Named Executive Officer’s time-vested restricted common stock award (but not the contingent performance share award) based on an assessment of the officer’s individual contribution to the Company’s results and, for Named Executive Officers other than the Chief Executive Officer, after considering the recommendations of the Chief Executive Officer. These adjustments must be based on individual performance relative to the Company’s seven strategies. In addition to adjustments made to the restricted stock awards of other plan participants, the O&C Committee will not grant awards in the aggregate in excess of the pre-approved total target pool of available restricted shares by more than 10% without specific O&C Committee advance approval. In 2010, the O&C Committee has chosen to no longer increase time-vested restricted common stock awards based on individual contribution, but it maintains the discretion to decrease the award, if warranted.

In determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives, the O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on the Company’s outstanding shares of common stock. The O&C Committee first sets the target dollar value of the long-term incentive package for each Named Executive Officer and, in doing so, considers data from durable-goods manufacturing companies using the Hewitt Survey and information from the Company’s high performance peer group, as previously described. We generally provide long-term incentive awards at target levels that approximate the 50th percentile of competitive practice within the high performance peer group and the 75th percentile of durable goods manufacturing companies, based on the O&C Committee’s review of high performance peer group materials and data provided by LB&Co.

Once the target dollar value is set as described above, the O&C Committee next considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The O&C Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans as compared to the total amount of the Company’s outstanding common stock. The O&C Committee then compares the rate to those of the companies in the high performance peer group, guidelines used by certain institutional shareholder advisory services and the advice of LB&Co. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees. Based on projections of equity awards to be made to employees during the balance of 2009, the O&C Committee determined that it could make the proposed awards to the Named Executive Officers and the projected additional awards to employees and still remain comfortably within the Company’s guideline of an annual “burn rate” on the order of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. Based on the criteria described above, the O&C Committee met on February 12, 2009 and approved a target long-term incentive opportunity of 300% of base salary for the Chief Executive Officer, 200% of base salary for the Chief Financial Officer and 165% of base salary for all other Named Executive Officers, except for Mr. Guiltinan, whose target opportunity was 90% prior to his designation as principal financial officer in October 2009. For the 2010 award cycle, Mr. Guiltinan’s target opportunity has been adjusted to 150% in consideration of this designation and his appointment, along with Dean Freeman, the Company’s Senior Vice President — Finance and Treasurer, to the “Office of the Chief Financial Officer.” Additionally, Mr. Ferguson’s target opportunity has been adjusted to 200% in consideration of his increased responsibilities as President of the Flow Solutions Group, which he assumed effective January 1, 2010.

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that were approved previously by our shareholders. These plans are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 24, 2010 (the “Annual Report”), which can be found on the Company’s website at www.flowserve.com under the “About Flowserve — Investor Relations — SEC Filings” caption.

Restricted Common Stock Awards. Starting in 2004, the O&C Committee began granting restricted common stock awards that vest ratably over time to replace a portion of the annual cash long-term incentive opportunities and stock option awards, with the intent of providing comparable value to our executives. The O&C Committee believes that providing the restricted common stock component delivers a better balance for executives between risk and potential reward, thus serving as a more effective incentive for our superior executive performers to remain with the Company and continue such performance.

Target restricted common stock grants to the Named Executive Officers (except Mr. Kling, who received time-based restricted share units for the same purpose) in 2009 represented approximately one-half of the executives’ total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2008. The O&C Committee also made the following one-time grants in 2009: 10,000 shares of restricted common stock (subject to a three-year cliff vest) to Mr. Beall for his assumption of the Chief Information Officer role in 2008; 5,000 shares of restricted common stock (subject to a three-year cliff vest) to Mr. Ferguson in recognition of the Flowserve Pump Division’s 2008 performance; and 6,000 restricted common stock units (subject to a one-year cliff vest) to Mr. Kling in recognition of his performance in 2008 and his upcoming retirement.

Restricted common stock awards (or restricted share units for Mr. Kling) are only earned by a Named Executive Officer if the individual continues to be employed by the Company until the applicable vesting dates of the awards. During the restriction periods, the Named Executive Officers holding unvested restricted common stock are entitled to vote the shares and to receive dividends on the shares, if any, on the same basis as the Company’s shareholders holding unrestricted stock. Holders of restricted share units, such as Mr. Kling, do not have voting rights on the units and are entitled to receive dividend accruals, if any.

The grant date fair value in accordance with accounting principles generally accepted in the United States (“GAAP”) of the restricted common stock awards and restricted common stock units granted to the Named Executive Officers during 2009 pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2009 is shown in the “2009 Grants of Plan-Based Awards” table.

Contingent Performance Share Awards. Contingent performance shares are restricted share units (or counterpart contingent performance restricted stock for Mr. Kling) that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period, in relation to the high performance peer group’s achievement of these same financial metrics at the time of measurement. Until vesting, holders of contingent performance share units do not have voting rights on the units, and the units are entitled to receive dividend accruals, if any. Mr. Kling’s contingent performance restricted stock is not eligible to receive dividends and does not have voting rights. The O&C Committee believes that these performance-based awards, as compared to restricted common stock that vest ratably over time, provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term shareholder value and encourage executive retention, as these awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, retirement or reduction-in-force before the end of the three-year performance period or if the performance goals are not reached.

Target contingent performance share grants to the Named Executive Officers (except Mr. Kling, who received contingent performance restricted stock for the same purpose) in 2009 represented approximately one-half of the executives’ total target long-term incentive opportunity. As with the restricted common stock grants, target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2008.

In 2009, the O&C Committee approved contingent performance share long-term incentive opportunities (or counterpart contingent performance restricted stock for Mr. Kling) that will vest in March 2012 based on the Company’s achievement of a three-year RONA performance relative to the high performance peer group’s RONA performance. The O&C Committee believes that RONA is a financial measure that is more highly correlated to shareholder value creation than other financial measures, particularly when compared to the high performance peer group and the Company’s risk profile. The O&C Committee also believes that tying vesting amounts to comparisons with the high performance peer group, rather than the market in general, will help to ensure that performance is measured in a more transparent manner and will not benefit disproportionately from general market movement.

Prior to the granting of contingent performance share awards (or counterpart contingent performance restricted stock for Mr. Kling) each year, the O&C Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the contingent performance shares that is based on the Company’s RONA performance relative to the high performance peer group. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to the annual cash incentive awards, the percentage vesting range ultimately determines the amount of contingent performance shares that actually vest relative to the original award amount.

For 2009, the vesting percentage range established for each Named Executive Officer was 0% to 200% of his respective target long-term incentive opportunity allocated to the contingent performance shares. In order to achieve a target (100%) vesting percentage, the Company must achieve an average RONA over the three-year performance period equivalent to 100% of the RONA average of the high performance peer group. To illustrate, if the high performance peer group had an average 15.0% RONA over the performance period, then the Company would have to achieve a 15.0% RONA over the same period to achieve a target vesting percentage. The following table illustrates the vesting percentage of the contingent performance shares granted in 2009 at different levels of Company RONA performance relative to the average RONA performance of the high performance peer group.

Company RONA Performance v. High Performance Peer Group RONA Performance	Target Vesting %
<85% of RONA Avg.	0%
85% of RONA Avg.	50%
100% of RONA Avg.	100%
142% of RONA Avg.	200%

Stock Ownership Requirements. The executive compensation program requires that the Company’s executives own a minimum amount of Company common stock. The O&C Committee believes that this ownership requirement encourages the executives to act like owners by requiring them to acquire and maintain a meaningful stake in the Company and thereby promotes the Company’s objective of building long-term shareholder value.

The stock ownership requirements are designed to maintain management stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our shareholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the O&C Committee as a result of a competitive analysis prepared by management and reviewed by LB&Co, and the requirements are reviewed each year and updated as necessary. The requirements were last updated by the O&C Committee in 2009.

The ownership requirements mandate that our executives, over time, acquire and hold shares of the Company’s common stock equal in value to a multiple of their respective annual base salaries. The Company’s current stock ownership requirements for the Named Executive Officers and the share value of these ownership requirements are shown in the following table.

		Required Investment at
		12/31/2009
Named Executive Officer	Ownership Requirement	(# of Shares)(1)
Mark A. Blinn	5 x Annual Base Salary(2)	32,780
Lewis M. Kling	5 x Annual Base Salary	61,619
Richard J. Guiltinan, Jr.	3 x Annual Base Salary(3)	8,695
Thomas E. Ferguson	3 x Annual Base Salary	16,659
Andrew J. Beall	3 x Annual Base Salary	14,330
Thomas L. Pajonas	3 x Annual Base Salary	16,659

(1)	Based on an average price per share of $83.74, which is calculated using the average closing prices of our common stock between May 1st and October 31st of 2009, as reported by the NYSE. Shares have been rounded up to the nearest whole share.
(2)	To recognize the increase in requirements due to position change, Mr. Blinn’s ownership requirements will remain at 3 x Annual Base Salary until, through the receipt of additional long-term incentive awards, he is able to meet the 5 x requirement, on condition that he does not sell any shares prior to that time.
(3)	To recognize the increase in requirement due to position change, Mr. Guiltinan’s ownership requirements will remain at 2 x Annual Base Salary until, through the receipt of additional long-term incentive awards, he is able to meet the 3 x requirement, on condition that he does not sell any shares prior to that time.

The required stock ownership levels are expected to be achieved within five years from the date the guidelines are first applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Executives who do not meet the ownership requirement must show that they have retained at least 60% of the vested restricted common stock, vested contingent performance shares and exercised stock options granted from the time the ownership guidelines become applicable. All Named Executive Officers met their required stock ownership requirements for 2009.

The O&C Committee annually reviews these stock ownership requirements and periodically monitors the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested and unexercised stock options and shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted common stock and unvested contingent performance shares are not counted toward satisfying the stock ownership requirements.

Flowserve Corporation Pension Plans. We provide pension benefits to U.S. salaried employees under the Flowserve Corporation Pension Plan (the “Qualified Plan”), which is a tax-qualified pension plan, subject to funding requirements, vesting rules and maximum benefit limitations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Named Executive Officers participate in the Qualified Plan on the same terms as the rest of our U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, we established and maintain a partially funded, non-qualified defined benefit restoration pension plan, the Senior Management Retirement Plan (the “SMRP”), for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. The SMRP is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, we also established and maintain a second partially-funded, non-qualified supplemental defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), for our eligible U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide eligible U.S. executives with income following retirement and to ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

Participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base, and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include base salary and annual incentive award. SERP participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills, with the exception of Mr. Ferguson who, because of his age and service as of July 1, 1999, was provided a guaranteed interest rate under a “grandfather” provision applicable to similarly situated U.S. salaried employees.

Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the Qualified Plan compensate that individual upon his early termination from the plan.

The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2009, as well as other information about the Company’s defined benefit pension plans, is shown in the “2009 Pension Benefits” table below. For a discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report.

Review and Assessment of Compensation Under Termination Scenarios. The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from LB&Co. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation principles and policies.

Flowserve Corporation Officer Severance Plan. In 2006, the Board and the O&C Committee approved and the Company adopted a revised severance plan for the Company’s senior executive officers and other corporate officers, which was amended and restated in 2010 (the “Officer Severance Plan”). The O&C Committee believes that the Officer Severance Plan is far superior to individual negotiations with each executive officer in the event of a termination of employment and adopted the Officer Severance Plan for that reason. The O&C Committee determined that the Company’s former practice of not maintaining this type of formal severance program was not competitive in the current executive labor market.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Detailed information concerning the Officer Severance Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “— Potential Payments Upon Termination or Change-in-Control — Flowserve Corporation Officer Severance Plan.”

Flowserve Corporation Executive Officer Change-in-Control Severance Plan. To ensure that the Named Executive Officers receive financial protection in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and to provide security with respect to their long-term incentive compensation arrangements, the Flowserve Corporation Executive Change-in-Control Severance Plan (the “CIC Plan”) provides certain specified severance benefits to the Named Executive Officers, including Mr. Kling and Mr. Blinn. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to executive officers under the Officer Severance Plan described above and payable to Mr. Kling under his employment agreement.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment. The O&C Committee also believes that these benefits are important to encourage executives to support a change-in-control transaction if the Board deems the transaction to be in the best interest of our shareholders.

Severance benefits under the CIC Plan include, among other things, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company. In the O&C Committee’s view, this is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the O&C Committee will continue to review this matter. The O&C Committee believes that the equity awards granted to our executives have been reasonable in amount and are a substantial part of the value that would be received by them in the event of a change-in-control of the Company, in lieu of benefiting from the likely future increase in the price of our common stock over the years. The O&C Committee believes that accelerating vesting is appropriate since the current executive team’s performance would have been responsible for this anticipated share price increase and benefit to future shareholder value.

The O&C Committee, in consultation with LB&Co, reviews the CIC Plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards.

Detailed information concerning the CIC Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “— Potential Payments Upon Termination or Change-in-Control — Flowserve Corporation Executive Officer Change-in-Control Severance Plan.”

Perquisites and Other Benefits. Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes. As previously discussed, the O&C Committee strives to make our executive compensation program primarily performance-based, and as such has taken steps to reduce the perquisites to our executives. The O&C Committee believes that the perquisites and other executive benefits that we continue to provide are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the perquisites are, in the O&C Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. A discussion and analysis of perquisites and certain other benefits provided in 2009 follows.

•	Personal Use of Corporate Aircraft. Our global presence places heightened travel demands on our executives, and we own a minority interest in a corporate jet through time-share programs to help meet these demands. Our corporate aircraft is used primarily for business purposes, and any personal use of our corporate aircraft must be approved in advance by the Board. The Board has permitted Mr. Kling, during his tenure as Chief Executive Officer, limited personal use of our corporate aircraft, and the value of any personal travel has been imputed to him as income in accordance with Internal Revenue Service (“IRS”) guidelines. No other Named Executive Officers used our corporate aircraft for personal use in 2009, and the Board has eliminated all personal use in 2010.

Since our interest in the aircraft is time-based, we calculate the aggregate incremental cost of personal corporate aircraft usage on a per hour basis, as flight hours used for personal travel reduce hours available for business travel. Our methodology calculates an incremental cost per flight hour, which varies by flight, over a given year, and includes fuel, crew expenses, on-board catering, landing fees, hangar/parking fees and smaller variable costs, and multiplies that average cost by the hours used. This methodology has the effect of treating certain associated costs as incremental to a greater extent than would be the case if we owned or leased the aircraft and treated such costs as fixed or allocated them ratably per flight. For fiscal 2009, our average incremental cost per flight hour for this purpose was $4,108.

•	Executive Physicals. All Named Executive Officers were eligible to receive an annual physical examination. This is a standard benefit provided by comparative companies.

•	Financial Counseling. The Chief Executive Officer and the Named Executive Officers were eligible for an annual financial-planning fee reimbursement benefit of up to $12,500 for the Chief Executive Officer and $8,500 for all other Named Executive Officers. In an effort to further align executive compensation with the broader employee population, this benefit has been removed in 2010.

•	Enhanced Vacation. All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

Non-Qualified Deferred Compensation Plan. Prior to 2008, the Flowserve Corporation Deferred Compensation Plan (the “Deferral Plan”) was available to all U.S. employees who met the IRS definition of a “highly compensated employee.” The Deferral Plan allowed eligible participants, including the Named Executive Officers, to elect, at their discretion, to defer payment of a portion of their salary and all or a portion of their annual incentive award and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. Participants are entitled to direct the manner in which their deferral accounts will be deemed to be invested by selecting among hypothetical investment benchmarks chosen by the Pension and Investment Committee, the administrators of the Deferral Plan. Generally, there are no vesting requirements on deferred amounts or earnings on deferred amounts. The Company did not make any contributions to the plan.

Effective December 31, 2007, the Deferral Plan was frozen. Accordingly, no deferrals were made by any executives, including the Named Executive Officers, in 2009, and no further deferrals may be made. Existing participant account balances will remain within the Deferral Plan and remain subject to future appreciation or depreciation until the balances are distributed based on the participant’s distribution election.

With respect to amounts deferred prior to December 31, 2004, participants may voluntarily elect to withdraw all of the balance in their accounts. If a participant elects to withdraw such amounts, the Company will pay an amount equal to 90% of the balance in the participant’s deferral account in a lump sum in cash, and the participant will forfeit the remainder of such deferral account. With respect to amounts deferred after December 31, 2004, participants may not voluntarily elect to withdraw any portion of the balance in their accounts.

In prior years, executives may have deferred significant amounts of their salary and annual incentive awards, which minimized the reduction in the federal income tax deduction available to the Company, as the compensation deferred was not subject to Section 162(m) of the Code limitation until the year paid. Total deferral account balances as of the end of 2009 are shown in the “2009 Non-Qualified Deferred Compensation” table below.

Employment Agreements

Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board. The only exceptions to this policy are the individual employment agreements with the current Chief Executive Officer, Mark A. Blinn, and the former Chief Executive Officer, Lewis M. Kling.

Employment Agreement with Mark A. Blinn. In connection with Mr. Blinn’s appointment as President and Chief Executive Officer, the Company entered into a letter agreement with Mr. Blinn, dated August 31, 2009. The letter agreement provides that Mr. Blinn’s previous employment agreement with the Company dated May 7, 2007, as amended, was terminated effective October 1, 2009, and Mr. Blinn’s employment with the Company thereafter is on an at-will basis. The letter agreement sets forth the following compensatory terms relating to Mr. Blinn’s new position: (i) an annual base salary of $915,000, effective September 1, 2009; (ii) a target bonus percentage under the Company’s Annual Incentive Plan of 100% of eligible earnings, prorated for 2009; (iii) a target restricted common stock incentive opportunity under the Company’s Long-Term Incentive Plan of 300% of base salary; and (iv) all existing equity incentive compensation awards will remain outstanding in accordance with their terms, and Mr. Blinn will participate or continue to participate in the Company’s various compensation and benefit programs to the extent he is eligible.

Mr. Blinn, along with all other executive officers, participates in the Officer Severance Plan and in the CIC Plan.

Former Employment Agreement with Lewis M. Kling. The Company entered into an employment agreement with Mr. Kling in connection with his promotion to President and Chief Executive Officer of the Company on July 28, 2005. The agreement was for a minimum of three years with automatic renewal for one year periods. On May 29, 2007, the Company entered into a renewal employment agreement with Mr. Kling that expired on February 28, 2010. In connection with Mr. Kling’s renewal employment agreement, the Company granted Mr. Kling a one-time grant of 50,000 shares of performance-based restricted common stock, half of which will continue to vest following the completion of the terms of his employment agreement on the basis of the Company’s average RONA performance over the three-year period ending December 31, 2012, and half of which continue to vest following the completion of the terms of his employment agreement on the average TSR for the same period, both as determined by the O&C Committee. The employment agreement with Mr. Kling provided for a base salary, an annual target bonus, participation in the Company’s long-term incentive program, benefits and perquisites on the same level as other executives, retirement plan benefits and severance benefits in the event of his termination, as described in greater detail under “— Potential Payments Upon Termination or Change-in-Control — Lewis M. Kling Former Employment Agreement — Former Special Termination Benefits.” The employment agreement also incorporated non-compete and non-solicitation provisions, which will remain in effect until February 28, 2011.

During the term of Mr. Kling’s employment agreement, if Mr. Kling had been terminated by the Company without cause or if he terminated employment for good reason, as defined in the agreement, Mr. Kling would have been provided the following severance benefits: (i) a lump-sum payout equal to the sum of his annual base salary and the annual bonus that he earned in the year prior to the year of termination, (ii) a pro-rated annual bonus award, based on his target bonus award percentage, (iii) immediate vesting on all unvested stock-based awards, (iv) a target payout of all cash-based performance plan awards and (v) full vesting of his non-qualified pension benefit.

Mr. Kling transitioned from the positions of President and Chief Executive Officer on October 1, 2009. Pursuant to a letter agreement, dated August 31, 2009, between Mr. Kling and the Company, Mr. Kling agreed to continue as an employee of the Company and as Vice Chairman of the Company’s Board of Directors until February 28, 2010, which is the date Mr. Kling’s term as President and Chief Executive Officer expired under his existing employment agreement. The letter agreement also provided that, consistent with his employment agreement, Mr. Kling retired as an employee and resigned from the Board on February 28, 2010. Mr. Kling’s and the Company’s obligations regarding compensation and term of employment under his employment agreement remained the same after Mr. Kling relinquished the titles and responsibilities of President and Chief Executive Officer.

Mr. Kling did not participate in the Officer Severance Plan, but he did participate in the CIC Plan.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s Chief Executive Officer and the three other most highly-compensated executive officers as of the end of the fiscal year included in the “Summary Compensation Table,” unless such compensation meets certain requirements. Approximately $9.4 million will be subjected to this limitation for the 2009 tax year and will therefore not be deductible on the Company’s federal income tax return.

The cash-based Annual Incentive Plan was approved by shareholders at the 2007 annual meeting of shareholders. Performance-based compensation will be deductible for tax purposes based on the payments that are anticipated to be made as a result of performance relating to the Annual Incentive Plan.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we expect to be allowed to deduct compensation related to options granted under each of these plans.

The equity based long-term incentive program has been revised to comply with the rules under Section 162(m) and was approved at the 2007 annual meeting of shareholders. We expect to be allowed to deduct performance-based compensation granted under the equity based long-term incentive program, including the contingent performance shares, beginning with the grants awarded in 2007. These grants will be eligible for pay-out beginning in 2010; therefore, the grants should be deductible for tax purposes beginning in 2010.

The O&C Committee has considered and will continue to consider tax deductibility in structuring executive compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

Accounting Implications of Executive Compensation

The Company recognizes compensation expense in our financial statements for all equity-based awards pursuant to the principles set forth in FASB ASC Topic 718. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and further determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2009.

Chief Executive Officer Compensation in 2009

While the compensation of the Chief Executive Officer was set in a manner consistent with our compensation philosophy and the general compensation principles and policies discussed above, in the interests of providing shareholders with a better understanding of Mr. Blinn’s and Mr. Kling’s compensation for 2009, we are providing the following discussion and analysis.

In February 2009, the O&C Committee identified specific criteria for evaluating the Chief Executive Officer’s performance during 2009. These criteria included stock performance, financial performance, strategic vision and leadership, including the development of human capital. In evaluating the Chief Executive Officer’s performance in 2009, the O&C Committee Chairman gathered input from individual Board members during the Board’s special executive session. During this session, the O&C Committee reviewed both the detailed compensation market data prepared by our Company’s compensation consultant and LB&Co. The O&C Committee discussed and determined the below Chief Executive Officer compensation changes and awards in executive session with only O&C Committee members and LB&Co present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the Chief Executive Officer performance review.

The O&C Committee reviews the Chief Executive Officer’s total compensation package on an annual basis and analyzes it in view of competitive data provided by LB&Co, pay equity relative to the other Named Executive Officers and the Company’s performance for the fiscal year. The O&C Committee plans to continue to annually disclose its Chief Executive Officer’s and Named Executive Officers’ compensation adjustments and awards, including the rationale for these actions, in future proxy statements.

Mark A. Blinn

Base Salary. Consistent with the O&C Committee’s decision to maintain annual base salaries for all officers at 2008 levels, Mr. Blinn’s base salary remained constant in 2009 until his appointment as Chief Executive Officer. In September 2009, Mr. Blinn’s salary was increased from $527,061 to $915,000.

Annual Incentive Opportunity. To recognize Mr. Blinn’s performance during 2009, the O&C Committee approved a cash award under the Annual Incentive Plan of $830,817. As discussed under “— Elements of the Executive Compensation Program —

Annual Incentive Opportunity — Measuring Performance and Establishing Payout” above, the actual payout represented 155.5% of Mr. Blinn’s target annual incentive opportunity, and was further increased by 3.5% by the O&C Committee in recognition of Mr. Blinn’s performance against his Chief Financial Officer objectives during 2009. As referenced earlier, Mr. Blinn’s target award was pro-rated between his 60% and 100% targets, based on his tenure as Chief Financial Officer and Chief Executive Officer, respectively.

Long-Term Incentives. In accordance with the principles and practices set forth earlier, the O&C Committee approved an initial long-term incentive award to Mr. Blinn consisting of 10,660 contingent performance units and 12,580 shares of restricted common stock, which vest ratably over time, at the same time 2009 long-term incentive awards were made to key managers, including the Named Executive Officers. Mr. Blinn’s time-vested restricted common stock award was increased by the O&C Committee in recognition of Mr. Blinn’s 2008 performance evaluation, consistent with our compensation principles and policies. As Mr. Blinn did not meet his ownership requirements for the 2009 grant, his final award was negatively adjusted by 20%, resulting in a final award of 8,528 contingent performance units and 10,064 shares of restricted common stock. Mr. Blinn has since met the ownership requirements.

Lewis M. Kling

Base Salary. Mr. Kling’s base salary remained constant at $1,032,382 during 2009, representing no increase over 2008 base salary.

Annual Incentive Opportunity. To recognize Mr. Kling’s performance during 2009, the O&C Committee approved a cash award under the Annual Incentive Plan of $1,605,354. As discussed under “— Elements of the Executive Compensation Program — Annual Incentive Opportunity — Measuring Performance and Establishing Payout” above, the actual payout represented 155.5% of Mr. Kling’s target annual incentive opportunity, and was further increased by 8.5% in recognition of Mr. Kling’s performance against his performance objectives in 2009.

Long-Term Incentives. In accordance with the principles and practices set forth earlier, the O&C Committee approved a long-term incentive award to Mr. Kling consisting of 31,330 shares of restricted common stock, contingent upon performance, and 36,969 restricted common stock units, which vest ratably over time, at the same time 2009 long-term incentive awards were made to key managers, including the Named Executive Officers. Mr. Kling’s time-vested restricted common stock units award was increased by the O&C Committee in recognition of Mr. Kling’s 2008 performance evaluation, consistent with our compensation principles and policies. Mr. Kling does not have the right to receive dividends on his contingent performance restricted common stock. In February 2009, Mr. Kling also received a special, one-time discretionary grant of 6,000 restricted common stock units (subject to a one-year cliff vest) in recognition of his performance in 2008 and his upcoming retirement. Under the terms of Mr. Kling’s former employment agreement, all of his unvested stock-based awards continue to vest according to their terms following his retirement.

Annual Executive Compensation Program Review and Compensation Risk

It is the O&C Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with LB&Co, whether the elements of the program are consistent with our stated executive compensation principles and policies. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our principles and policies, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

Following the O&C Committee’s annual review of our executive and other compensation programs in 2009, in consultation with LB&Co, the O&C Committee concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the O&C Committee noted that:

•	Our compensation program design provides a balanced mix of base salary, annual cash incentive compensation and, for eligible employees, long-term equity incentives, which provides the incentive to perform at high levels and maximize company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•	Our incentive compensation metrics are balanced between the realization of short-term corporate business and financial objectives, namely annual operating income and cash flows from operations for the annual cash incentive opportunity, and long-term stock-based and financial performance objectives, which are effected through an equally weighted mix of restricted common stock that generally vests ratably over a three-year period and contingent performance shares that vest at the end of a three-year performance period based on indexed RONA performance;

•	We place an emphasis on individual, non-financial performance metrics in determining final individual compensation amounts, serving to restrain the influence of formulae and objective factors on incentive pay and providing the O&C Committee with discretion to adjust compensation downward if behaviors are not consistent with our business objectives and values;

•	Maximum payout levels for the annual cash incentive opportunity are capped at 200% of target, with a maximum additional 25% adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•	The annual cash incentive opportunity and the contingent performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•	Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and further aligns our officers’ interests with those of our shareholders;

•	Our Annual Incentive Plan and our long term incentive program are the same for all eligible employees; and

•	Our Annual Incentive Plan and our long term incentive program have been in place and structured around the same metrics for several years, and we have seen no evidence that they encourage unnecessary or excessive risk-taking.

In addition, following the annual review of our executive compensation program in 2009, in consultation with LB&Co, the O&C Committee decided to eliminate in 2010 the personal use of corporate aircraft and financial counseling benefit referenced under “— Compensation Discussion and Analysis — Perquisites and Other Benefits” above. The O&C Committee concluded that these two benefits were no longer appropriate in light of evolving market practices and therefore not in line with our compensation principles and policies. With the exception of these changes, the O&C Committee concluded that all other elements of the executive compensation program were consistent with our executive compensation principles and policies.

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Board of Directors of the Company is currently comprised of five independent directors, William C. Rusnack (Chairman), Roger L. Fix, John R. Friedery, Charles M. Rampacek and Kevin E. Sheehan.

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009.

William C. Rusnack, Chairman
Roger L. Fix
John R. Friedery
Charles M. Rampacek
Kevin E. Sheehan

Summary Compensation Table

The following table sets forth compensation information for 2009, 2008 and 2007 for our Named Executive Officers — the individuals who served during 2009 as principal executive officer and principal financial officer of the Company (including any retired executive whose compensation would otherwise have been required to be disclosed had the Named Executive been serving at the end of the fiscal year) and the three other most highly compensated executive officers of the Company serving at the end of 2009.

						Change in
						Pension Value
						and Non-
						Qualified
					Non-Equity	Deferred
			Stock		Incentive Plan	Compensation	All Other
		Salary	Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	($)
Mark A. Blinn(6)	2009	652,139	1,009,174	(7)	830,817	199,933	85,064	2,777,127
President and Chief	2008	527,061	1,216,738		1,467,139	149,367	96,457	3,456,762
Executive Officer	2007	472,846	997,776		740,892	115,276	45,678	2,372,468
(Principal Executive Officer)

Lewis M. Kling(8)	2009	1,032,372	3,989,856	(9)	1,741,809	628,304	272,541	7,664,882
Former President and Chief	2008	1,043,144	3,696,507		5,032,532	531,009	438,130	10,741,322
Executive Officer	2007	932,308	5,819,170		2,312,256	343,467	87,812	9,495,013

Richard J. Guiltinan, Jr.(10)	2009	364,043	391,902	(11)	283,044	119,561	40,135	1,198,685
Vice President Finance and	2008	366,922	379,413		616,444	93,916	45,420	1,502,115
Chief Accounting Officer	2007	280,978	283,352		280,978	60,187	52,466	957,961
(Principal Financial Officer)

Thomas E. Ferguson	2009	465,000	1,189,818	(12)	470,722	269,104	44,961	2,439,605
Senior VP and President of	2008	463,328	823,235		1,241,508	216,651	43,796	2,788,518
Flow Solutions Group	2007	383,569	611,325		662,552	170,624	34,615	1,862,685

Andrew J. Beall(13)	2009	400,000	1,333,117	(14)	373,200	180,100	56,471	2,342,888
Senior VP and CIO	2008	398,931	713,538		924,934	143,300	50,642	2,231,345
	2007	330,985	566,704		500,558	105,009	45,898	1,549,154

Thomas L. Pajonas	2009	465,000	918,418	(15)	433,845	186,536	46,985	2,050,784
Senior VP and President of	2008	468,368	882,613		1,288,246	151,067	48,535	2,838,829
Flow Control Division	2007	414,555	718,438		634,625	108,692	45,895	1,922,205

(1)	Salary reported for 2009 represents amounts earned by the executive officers in 2009.

(2)	Represents the grant date fair value of long-term equity incentive awards under the Company’s long-term incentive program computed in accordance with FASB ASC Topic 718. The incentive awards are granted in the form of restricted common stock (or restricted stock units for Mr. Kling), which generally vest ratably over a three-year period, and contingent performance share units (or contingent performance shares for Mr. Kling). The performance criteria for the contingent performance share awards is based on the Company’s average RONA over a three-year period compared to the average RONA of the Company’s high performance peer group for the same period, as described in further detail under “— Elements of the Executive Compensation Program — Long-Term Incentives — Contingent Performance Share Awards” above. The reported value of the contingent performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the contingent performance awards can range from 0 shares to a maximum of 200% of target. Assumptions used in the valuations are discussed in Note 6 to the Company’s audited consolidated financial statements for the year ended December 31, 2009 in the Annual Report.

(3)	The 2009 amounts in this column represent an annual cash incentive bonus for 2009 under the Company’s Annual Incentive Plan that was earned in 2009. These amounts were accrued in the Company’s 2009 financial statements but were not actually paid to Messrs. Blinn, Kling, Guiltinan, Ferguson, Beall and Pajonas until March 2010.

(4)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(5)	The following table shows the components of this column for the Named Executive Officers, calculated at the aggregate incremental cost to the Company:

	Retirement			Dividends on
	Plan	Insurance		Restricted	Financial
Name	Contributions	Premiums(A)		Stock	Counseling	Other		Total
Mark A. Blinn	$11,025	$16,279	(B)	$52,522	$2,200	$3,037	(C)	$85,063

Lewis M. Kling	11,025	25,542	(D)	21,807	—	214,167	(E)	272,541

Richard J. Guiltinan	8,798	15,383		7,454	8,500	—		40,135

Thomas E. Ferguson	11,025	13,797		18,661	—	1,478	(F)	44,961

Andrew J. Beall	11,025	15,933	(B)	21,013	8,500	—		56,471

Thomas L. Pajonas	11,025	12,920		14,700	8,340	—		46,985

(A)	Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.
(B)	Includes $10,886 attributable to the Company’s portion of annual premiums for medical, dental and vision benefits.
(C)	Includes $2,500 attributable to an annual physical exam and $537 attributable to spousal travel.
(D)	Includes $10,494 attributable to annual premiums for group term life insurance.
(E)	Represents the aggregate incremental cost to the Company of Mr. Kling’s 44.4 hours of corporate aircraft personal use in the amount of $182,374. The valuation methodology for the $4,108 per hour rate used for this purpose is more fully described under “— Elements of the Executive Compensation Program — Perquisites and Other Benefits” above. Also includes $1,800 attributable to an annual physical exam and $29,993 attributable to spousal travel.
(F)	Attributable to spousal travel.

(6)	Mr. Blinn was appointed President and Chief Executive Officer effective October 1, 2009. Prior to that date, he served as the Company’s Senior Vice President, Chief Financial Officer and Latin America Operations. In connection with Mr. Blinn’s promotion, the Company entered into a letter agreement with Mr. Blinn on August 31, 2009, which is more fully described under “— Employment Agreements — Employment Agreement with Mark A. Blinn” above. The letter agreement terminated Mr. Blinn’s existing employment agreement with the Company dated May 7, 2007, as amended, effective October 1, 2009.

(7)	Calculated using a price per share of $54.28, the closing market price of the Company’s common stock as reported by the NYSE on February 12, 2009, the date of grant. Includes 10,064 shares ($546,274) of restricted stock and 8,528 contingent performance units ($462,900), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 17,056 shares, or $925,800 at the date of grant.

(8)	Mr. Kling transitioned from his positions as President and Chief Executive Officer (but not from employment by the Company) effective October 1, 2009. Pursuant to a letter agreement, dated August 31, 2009, between Mr. Kling and the Company, Mr. Kling agreed to continue as an employee of the Company and as Vice Chairman of the Company’s Board of Directors until February 28, 2010, the date Mr. Kling’s term as President and Chief Executive Officer was to expire under his previous letter agreement dated May 29, 2007, as amended, which is more fully described under “— Employment Agreements — Former Employment Agreement with Lewis M. Kling” above. Consistent with the terms of his agreement, Mr. Kling retired as an employee and resigned from the Board of Directors on February 28, 2010.

(9)	Calculated using a price per share of $53.70, the closing market price of the Company’s common stock as reported by the NYSE on February 13, 2009, the date of grant. Includes 42,969 shares ($2,307,435) of restricted stock units and 31,330 contingent performance shares ($1,682,421), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 62,660 shares, or $3,364,842 at the date of grant.

(10)	Mr. Guiltinan was designated the Company’s principal financial officer on October 20, 2009.

(11)	Calculated using a price per share of $54.28, the closing market price of the Company’s common stock as reported by the NYSE on February 12, 2009, the date of grant. Includes 3,910 shares ($212,235) of restricted stock and 3,310 contingent performance units ($179,667), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 6,620 shares, or $359,334 at the date of grant.

(12)	Calculated using a price per share of $54.28, the closing market price of the Company’s common stock as reported by the NYSE on February 12, 2009, the date of grant. Includes 14,160 shares ($768,605) of restricted stock and 7,760 contingent performance units ($421,213), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 15,520 shares, or $842,426 at the date of grant.

(13)	Mr. Beall retired from his positions with the Company effective April 1, 2010.

(14)	Calculated using a price per share of $54.28, the closing market price of the Company’s common stock as reported by the NYSE on February 12, 2009, the date of grant. Includes 17,880 shares ($970,526) of restricted stock and 6,680 contingent performance units ($362,590), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 13,360 shares, or $725,180 at the date of grant.

(15)	Calculated using a price per share of $54.28, the closing market price of the Company’s common stock as reported by the NYSE on February 12, 2009, the date of grant. Includes 9,160 shares ($479,205) of restricted stock and 7,760 contingent performance units ($421,213), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 15,520 shares, or $842,426 at the date of grant.

2009 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2009 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2009.

									All Other		All Other
			Estimated Future						Stock		Option
			Payouts Under			Estimated Future Payouts			Awards:		Awards:	Exercise	Grant Date
			Non-Equity			Under Equity Incentive			Number of		Number of	or	Fair Value
			Incentive Plan Awards			Plan Awards(1)			Shares of		Securities	Base Price	of Stock
									Stock or		Underlying	of Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)(2)

Mark A. Blinn	2/12/2009	(3)	314,760	524,600	1,049,200	—	—	—	—		—	—	—

	2/12/2009		—	—	—	4,264	8,528	17,056	—		—	—	462,900	(4)

	2/12/2009		—	—	—	—	—	—	10,064	(5)	—	—	546,274

Lewis M. Kling	2/13/2009	(3)	619,429	1,032,382	2,064,764	—	—	—	—		—	—	—

	2/13/2009		—	—	—	15,665	31,330	62,660	—		—	—	1,682,421	(4)

	2/13/2009		—	—	—	—	—	—	36,969	(5)	—	—	1,985,235

	2/13/2009		—	—	—	—	—	—	6,000	(6)	—	—	322,200

Richard J. Guiltinan	2/12/2009	(3)	109,213	182,022	364,044	—	—	—	—		—	—	—

	2/12/2009		—	—	—	1,655	3,310	6,620	—		—	—	179,667	(4)

	2/12/2009		—	—	—	—	—	—	3,910	(5)	—	—	212,235

Thomas E. Ferguson	2/12/2009	(3)	167,400	279,000	558,000	—	—	—	—		—	—	—

	2/12/2009		—	—	—	3,880	7,760	15,520	—		—	—	421,213	(4)

	2/12/2009		—	—	—	—	—	—	9,160	(5)	—	—	497,205

	2/12/2009		—	—	—	—	—	—	5,000	(7)	—	—	271,400

Andrew J. Beall	2/12/2009	(3)	144,000	240,000	480,000	—	—	—	—		—	—	—

	2/12/2009		—	—	—	3,340	6,680	13,360	—		—	—	362,590	(4)

	2/12/2009		—	—	—	—	—	—	7,880	(5)	—	—	427,726

	2/12/2009		—	—	—	—	—	—	10,000	(8)	—	—	542,800

Thomas L. Pajonas	2/12/2009	(3)	167,400	279,000	558,000	—	—	—	—		—	—	—

	2/12/2009		—	—	—	3,880	7,760	15,520	—		—	—	421,213	(4)

	2/12/2009		—	—	—	—	—	—	9,160	(5)	—	—	497,205

(1)	The number of shares listed represents long-term equity incentive awards in the form of contingent performance share units (or contingent performance shares for Mr. Kling) under the Company’s long-term incentive program. The performance criteria for these awards is based on the Company’s average RONA over the three-year period ending December 31, 2011 compared the average RONA of the Company’s high performance peer group for the same period, as described in further detail under “— Elements of the Executive Compensation Program — Long-Term Incentives — Contingent Performance Share Awards” above.

(2)	These amounts represent the fair value, as determined under FASB ASC Topic 718, of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(3)	Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. Actual amounts payable under the Annual Incentive Plan can range from 60% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target and can be further increased or decreased based on achievement of individual performance objectives.

(4)	Represents the fair value on the date of grant, as described in footnote (2), of the “target” award. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of December 31, 2009, the Company estimated vesting of, and therefore expensed, this award at 200% of the “target” award based on expected achievement of performance targets.

(5)	The amounts shown reflect the numbers of shares of restricted common stock (or restricted stock units for Mr. Kling) granted to each Named Executive Officer pursuant to the Flowserve Corporation 2004 Stock Compensation Plan.

(6)	Represents a one-time grant of restricted common stock units to Mr. Kling pursuant to the Flowserve Corporation 2004 Stock Compensation Plan in recognition of his performance in 2008 and his upcoming retirement. The award was subject to a one-year cliff vest.

(7)	Represents a one-time grant of restricted common stock to Mr. Ferguson pursuant to the Flowserve Corporation 2004 Stock Compensation Plan in recognition of the Flowserve Pump Division’s 2008 performance. The award was subject to a three-year cliff vest.

(8)	Represents a one-time grant of restricted common stock to Mr. Beall pursuant to the Flowserve Corporation 2004 Stock Compensation Plan in recognition of his assumption of the Chief Information Officer role. The award was subject to a three-year cliff vest.

Outstanding Equity Awards at Year-End 2009

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2009 with respect to the Named Executive Officers.

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
			Equity						Incentive		Awards:
			Incentive						Plan		Market or
			Plan						Awards:		Payout
			Awards:					Market	Number of		Value of
	Number of		Number of			Number of		Value of	Unearned		Unearned
	Securities	Number of	Securities			Shares or		Shares or	Shares,		Shares, Units
	Underlying	Securities	Underlying			Units of		Units of	Units or		or Other
	Unexercised	Underlying	Unexercised	Option		Stock that		Stock that	Other Rights		Rights that
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	that Have		Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested(1)	Not Vested		Vested(1)
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)		($)
Mark A. Blinn	3,500	—	—	30.95	07/13/15	18,196	(3)	1,720,068	8,956	(4)	846,611
	30,000	—	—	52.25	12/14/16				5,219	(5)	493,352
									8,624	(6)	815,227

Lewis M. Kling(2)	40,000	—	—	48.17	02/15/16	67,830	(7)	6,411,970	25,740	(4)	2,433,202
									14,990	(5)	1,417,005
									31,330	(6)	2,961,625
									25,000	(8)	2,363,250
									25,000	(9)	2,363,250

Richard J. Guiltinan	—	—	—	—	—	6,367	(10)	601,873	2,487	(4)	235,096
									1,627	(5)	153,800
									3,347	(6)	316,392

Thomas E. Ferguson	—	—	—	—	—	19,263	(11)	1,820,931	6,036	(4)	570,583
									3,530	(5)	333,691
									7,847	(6)	741,777

Andrew J. Beall	6,925	—	—	48.17	02/15/16	22,585	(12)	2,134,960	5,087	(4)	480,874
									3,060	(5)	289,262
									6,755	(6)	638,550

Thomas L. Pajonas	—	—	—	—	—	15,040	(13)	1,421,731	6,449	(4)	609,624
									3,786	(5)	357,891
									7,847	(6)	741,777

(1)	Calculated using a price per share of $94.53, the closing market price of the Company’s common stock as reported by the NYSE on December 31, 2009, the end of the Company’s last completed fiscal year. The contingent performance share unit amounts (or restricted stock units for Mr. Kling) include regularly declared dividends accrued on the “target” award, which will vest only to the same extent as the underlying award, if at all. Mr. Kling’s contingent performance restricted stock is not eligible to receive dividends. Concerning all contingent performance awards, the amounts of shares or units used in calculating the payout values are based on the Company achieving “target” performance goals, which share or unit amounts are presented in the table.

(2)	Amounts shown are awards held by The Lewis Mark Kling Trust, of which Mr. Kling is a trustee.

(3)	3,472 shares vested on February 22, 2010, 2,330 shares vested on March 7, 2010 and 3,355 shares vested on February 12, 2010. Mr. Blinn’s remaining shares of restricted common stock vest as follows: 2,330 shares on March 7, 2011; 3.355 shares on February 12, 2011; and 3,354 shares on February 12, 2012.

(4)	These shares represent target long-term equity incentive awards in the form of contingent performance share units (or contingent performance restricted common stock for Mr. Kling) under the Company’s long-term incentive program. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2009 as a percentage of the average RONA of the Company’s high performance peer group for the same period. Payouts can range from 0 shares to a maximum of 200% of the shares granted. In the event of death, disability or retirement, the award payout will occur at the vesting date based on the participant’s performance through the number of whole years of employment completed during the performance cycle. As of December 31, 2009, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(5)	These shares represent target long-term equity incentive awards in the form of contingent performance share units (or contingent performance restricted common stock for Mr. Kling) under the Company’s long-term incentive program. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2010 as a percentage of the average RONA of the Company’s high performance peer group for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date based on the participant’s performance through the number of whole years of employment completed during the performance cycle. As of December 31, 2009, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(6)	These shares represent target long-term equity incentive awards in the form of contingent performance share units (or contingent performance restricted common stock for Mr. Kling) under the Company’s long-term incentive program. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2011 as a percentage of the average RONA of the Company’s high performance peer group for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date based on the participant’s performance through the number of whole years of employment completed during the performance cycle. As of December 31, 2009, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(7)	9,438 shares vested on February 22, 2010, 7,296 shares vested on March 7, 2010 and 18,323 shares vested on February 13, 2010. Mr. Kling’s remaining shares of restricted common stock and units vest as follows: 7,296 shares on March 7, 2011; 12,323 shares on February 13, 2011; and 12,323 shares on February 13, 2012.

(8)	The vesting of the 25,000 shares of performance-based restricted common stock is tied to the Company’s RONA performance relative to the high performance peer group. The three-year earn-out period for this award is 50% for 2008 — 2010; 30% for 2009 — 2011 and 20% for 2010 — 2012. This cost was recognized in accordance with FASB ASC Topic 718 over Mr. Kling’s service period ending February 28, 2010.

(9)	The vesting of the 25,000 shares of performance-based restricted common stock is tied to the Company’s TSR performance relative to the high performance peer group. The three-year earn-out period for this award is 50% for 2008 — 2010; 30% for 2009 — 2011 and 20% for 2010 — 2012. This cost was recognized in accordance with FASB ASC Topic 718 over Mr. Kling’s service period ending February 28, 2010.

(10)	1,004 shares vested on February 22, 2010, 727 shares vested on March 7, 2010 and 1,304 shares vested on February 12, 2010. Mr. Guiltinan’s remaining shares of restricted common stock vest as follows: 726 shares on March 7, 2011; 1,303 shares on February 12, 2011; and 1,303 shares on February 12, 2012.

(11)	1,950 shares vested on February 22, 2010, 1,577 shares vested on March 7, 2010 and 3,054 shares vested on February 12, 2010. Mr. Ferguson’s remaining shares of restricted common stock vest as follows: 1,576 shares on March 7, 2011; 3,053 shares on February 12, 2011; and 8,053 shares on February 12, 2012.

(12)	1,972 shares vested on February 22, 2010, 1,367 shares vested on March 7, 2010 and 2,627 shares vested on February 12, 2010. Mr. Beall’s remaining shares of restricted common stock that would have vested following his April 1, 2010 retirement have been forfeited.

(13)	2,500 shares vested on February 22, 2010, 1,690 shares vested on March 7, 2010 and 3,054 shares vested on February 12, 2010. Mr. Pajonas’ remaining shares of restricted common stock vest as follows: 1,690 shares on March 7, 2011; 3.053 shares on February 12, 2011 and 3,053 shares on February 12, 2012.

2009 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted common stock vesting during the fiscal year ended December 31, 2009 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)
Mark A. Blinn	—	—	45,802	3,748,889
Lewis M. Kling	29,900	1,585,504	35,105	1,764,078
Richard J. Guiltinan	—	—	6,731	349,062
Thomas E. Ferguson	9,867	153,496	7,127	357,145
Andrew J. Beall	7,075	268,430	6,172	307,650
Thomas L. Pajonas	—	—	4,190	195,240

(1)	The number of shares reported includes shares that were forfeited during the fiscal year ended December 31, 2009 to pay for taxes upon the vesting of restricted common stock.

2009 Pension Benefits

The following table sets forth certain information as of December 31, 2009 with respect to potential payments under our pension plans for each Named Executive Officer. Please refer to “— Elements of the Executive Compensation Program — Flowserve Corporation Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

				Present Value of
		Number of Years		Accumulated	Payments During
		Credited Service		Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)	($)
Mark A. Blinn	Qualified — Cash Balance(1)	5.1		76,600	—
	Non-Qualified — SMRP	5.1		293,761	—
	Non-Qualified — SERP	5.1		254,352	—

Lewis M. Kling	Qualified — Cash Balance(1)	5.4		124,498	—
	Non-Qualified — SMRP	5.4		1,259,786	—
	Non-Qualified — SERP	5.4		674,321	—

Richard J. Guiltinan	Qualified — Cash Balance(1)	5.5		100,356	—
	Non-Qualified — SMRP	5.5		158,571	—
	Non-Qualified — SERP	2.6	(2)	82,413	—

Thomas E. Ferguson	Qualified — Cash Balance(1)	22.1		384,829	—
	Non-Qualified — SMRP	22.1		444,306	—
	Non-Qualified — SERP	22.1	(3)	730,333	—

Andrew J. Beall	Qualified — Cash Balance(1)	15.9		197,103	—
	Non-Qualified — SMRP	15.9		267,238	—
	Non-Qualified — SERP	15.9	(4)	397,622	—

Thomas L. Pajonas	Qualified — Cash Balance(1)	5.7		103,449	—
	Non-Qualified — SMRP	5.7		293,468	—
	Non-Qualified — SERP	5.7		239,793	—

(1)	The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2009 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

(2)	Mr. Guiltinan became eligible to participate in the SERP as of May 16, 2007.

(3)	Mr. Ferguson became an executive officer and eligible to participate in the SERP as of July 18, 2002. At the time he became eligible to participate in the SERP, he was provided with a special plan enhancement, per SERP provisions, crediting him with additional SERP benefits based on his years of service to the Company prior to becoming an executive officer.

(4)	Mr. Beall became an executive officer and eligible to participate in the SERP as of May 5, 2003. At the time he became eligible to participate in the SERP, he was provided with a special plan enhancement, per SERP provisions, crediting him with additional SERP benefits based on his years of service to the Company prior to becoming an executive officer.

2009 Non-Qualified Deferred Compensation

The following table sets forth certain information concerning the non-qualified deferred compensation plans during the fiscal year (“FY”) ended December 31, 2009 with respect to the Named Executive Officers. Please refer to “— Elements of the Executive Compensation Program — Non-Qualified Deferred Compensation Plan” above for a narrative description of the material factors necessary to an understanding of the non-qualified deferred compensation plan.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY		Distribution	Last FYE
Name	($)	($)	($)		($)	($)
Mark A. Blinn	—	—	—		—	—
Lewis M. Kling	—	—	—		—	—
Richard J. Guiltinan	—	—	—		—	—
Thomas E. Ferguson	—	—	296,076	(1)	—	871,717	(2)
Andrew J. Beall	—	—	—		—	—
Thomas L. Pajonas	—	—	—		—	—

(1)	Aggregate earnings represent the change in investment value of the non-qualified plans’ balances, plus interest earned and dividends paid or accrued on the plans’ balances, during the 2009 fiscal year. There were no above-market or preferential earnings with respect to the deferred compensation, and therefore none of the earnings with the respect to the deferred compensation were reported in the “Summary Compensation Table.”

(2)	Aggregate balance represents deferred amounts from prior years and any accrued interest or dividends thereon.

Potential Payments upon Termination or Change-in-Control

The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change-in-control of the Company, assuming such events occurred on December 31, 2009. Amounts shown thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 31, 2009 of $94.53). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled to the vested amounts and contributions shown in the “2009 Pension Benefits” and “2009 Non-Qualified Deferred Compensation” tables above.

As of December 31, 2009, the Company had an existing employment agreement with Mr. Kling, which expired on February 28, 2010. As such, the following description and presentation of assumed amounts payable to Mr. Kling at December 31, 2009 are included for reference only, and are no longer accurate representations of Company obligations. The Company also sponsors the Officer Severance Plan covering the Named Executive Officers, in which Mr. Kling did not participate, and the CIC Plan covering the Named Executive Officers, in which Mr. Kling did participate. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/or change-in-control occurred on December 31, 2009.

Lewis M. Kling Former Employment Agreement — Former Special Termination Benefits

The employment agreement with Mr. Kling provided the following severance benefits in the event his employment with the Company was terminated either by the Company without “cause” or by him for “good reason”: (i) a lump sum payment within 30 days following the date of termination equal to the sum of: (A) his annual base salary at the time of termination, (B) the annual bonus earned by him for the year preceding the year in which his employment terminates and (C) a pro-rata portion of his target bonus for the year of termination based on the number of days of service during such year occurring prior to termination of employment; (ii) full vesting acceleration with respect to all stock-based awards held by him as of the date of termination; (iii) a lump sum payment within 30 days following the date of termination equal to his target payout under all cash-based long-term incentive compensation programs in which he participated at the time of termination; and (iv) full vesting of his non-qualified pension benefits. The employment agreement with Mr. Kling also provided the following benefits if his employment was terminated by reason of his death or disability: (i) full vesting acceleration with respect to all stock-based awards held by him as of the date of termination; (ii) a lump sum payment equal to his target payout under all cash-based long-term incentive compensation programs in which he participated at the time of termination; and (iii) full vesting of his non-qualified pension benefits. Mr. Kling’s employment agreement did not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon his resignation other than for “good reason.”

For purposes of Mr. Kling’s employment agreement, the term “cause” meant: (i) the executive’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to him by the Board; (ii) the executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the executive’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the executive’s willful and material breach of the confidentiality covenant contained in the employment agreement.

For purposes of Mr. Kling’s employment agreement, the term “good reason” meant: (i) the involuntary removal of the executive from his position as President and Chief Executive Officer of the Company without cause; (ii) the Company’s (A) assignment of responsibilities to him that are materially inconsistent with his position with the Company or (B) actions resulting in a material diminution of his responsibilities or position; (iii) the Company’s material failure to comply with any provision of the employment agreement; or (iv) the Company’s termination of his employment, other than as permitted by the employment agreement.

The receipt of benefits following termination under Mr. Kling’s employment agreement was contingent upon him (i) executing and not revoking a general release in favor of the Company, (ii) complying with the perpetual confidentiality and non-disparagement covenants contained in the employment agreement and (iii) refraining from engaging in any direct or indirect competition with the Company for a period of one year following his termination of employment.

In consideration for agreeing to serve as President and Chief Executive Officer beyond the expiration of his original employment agreement, the Company agreed in Mr. Kling’s renewal employment agreement to grant Mr. Kling the following grants: (i) a one-time grant of 50,000 shares of performance-based restricted common stock, half of which vest on the basis of the Board’s assessment of the Company’s average RONA performance for 2010, 2011 and 2012, and half of which vest on the Board’s assessment of the Company’s average TSR for the same period; and (ii) annual grants during his employment with the Company of performance-based restricted common stock, vesting based on the Company’s performance over a three-year period, and restricted stock units, vesting equally over a three-year period beginning on the first anniversary of the grant date. In the event that Mr. Kling’s employment with the Company was terminated under certain circumstances (for example, prior to February 28, 2010 by the Company without cause or due to his disability or death) prior to vesting of these awards, the performance-based restricted common stock awards would have continued to vest following his termination of employment in accordance with the terms of the awards, and Mr. Kling would have been entitled to payment based on the actual performance achieved at the end of the performance period; the vesting of the restricted stock units would have been accelerated in full. However, with respect to both the performance-based restricted common stock and the time-based vesting restricted stock units, if Mr. Kling’s employment had been terminated for “cause” or Mr. Kling voluntarily terminated, other than following the assignment to him of duties materially inconsistent with his position or a material diminution in his position or duties, all unvested shares would have been forfeited.

Flowserve Corporation Officer Severance Plan

All of the Named Executive Officers, other than Mr. Kling, participated in the Company’s Officer Severance Plan as of December 31, 2009, as described under “— Elements of the Executive Compensation Program” above. Under the Officer Severance Plan, the Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the annual incentive plan payment, at target, the officer would have otherwise received under the Company’s annual incentive plan if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the annual incentive plan. In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with a one year non-competition and non-solicitation agreement following his termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officer Severance Plan, the term “cause” means the covered executive’s (i) willful and continued failure to perform basic job duties after written demand for substantial performance is delivered to the executive by the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) willful engagement in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

All of the Named Executive Officers, including Mr. Kling, participated in the Company’s CIC Plan as of December 31, 2009 as described under “— Elements of the Executive Compensation Program” above. Benefits under the CIC Plan are triggered if, within two years following a change-in-control of the Company (as defined in the CIC Plan and discussed below), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

Upon the occurrence of the change-in-control and without a requirement that the Named Executive Officer’s employment be terminated, all then-outstanding unvested equity awards (including stock options, restricted common stock and contingent performance share awards) will fully vest.

The severance benefits provided upon a termination of employment covered under the CIC Plan include:

•	A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•	A lump sum cash payment equal to three times the sum of the executive’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary is the highest of: (i) the highest-annualized monthly base salary during the twelve months preceding the termination; (ii) the base salary in effect on the date of termination; and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award is the higher of the target bonus or annual incentive award in effect on (i) the date of termination or (ii) the date of the change-in-control.

•	Payment of awards granted under the long-term incentive program and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•	Full vesting at target of each stock option or other stock-based long-term incentive award. Named Executive Officers have 90 days following the date of employment termination to exercise vested stock options.

•	Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

•	Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits with three years added to the executive’s years of service and age for retirement purposes.

•	A tax “gross-up” payment sufficient to compensate the executive for the amount of any excise tax imposed by Section 4999 of the Code and for any taxes imposed on such additional payment.

The potential tax gross-up payment under the CIC Plan, while potentially substantial and possibly resulting in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and our stock price.

The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to Mr. Kling under his employment agreement and the Officer Severance Plan.

For purposes of the CIC Plan, “change-in-control” generally means the occurrence of any of the following events:

•	any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities;

•	a majority of the members of Board are replaced in any 12-month period other than in specific circumstances;

•	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which either (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, or (ii) the officers of the Company immediately prior to such merger or consolidation constitute at least three-quarters of the officers of the surviving entity (or parent thereof) immediately after such merger or consolidation, the elected members of the Board immediately prior to such merger or consolidation constitute at least three-quarters of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation and the positions of Chairman of the Board, Chief Executive Officer and President of the corporation resulting from merger or consolidation are held by individuals with the same positions at the Company as of immediately prior to such merger or consolidation; or

•	any person acquires more than 50% of the total gross fair market value of the assets of the Company.

For purposes of the CIC Plan, the term “cause” means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise. Notwithstanding the forgoing, with respect to Mr. Kling, the term “cause” for purposes of the CIC Plan had the same meaning as such term had under his employment agreements.

For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events without the express written consent of the covered executive:

•	the Company’s assignment to the covered executive of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a change-in-control, or a change in the covered executive’s reporting responsibilities, titles or offices as in effect immediately prior to a change-in-control, or any removal of the covered executive from or any failure to re-elect the covered executive to any of such positions;

•	a material reduction by the Company of the covered executive’s base salary;

•	the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control; or

•	any other material failure of the Company to honor all the terms and provisions of the CIC Plan.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan. Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the plan compensate that individual upon his early termination from the plan.

Quantification of Potential Payments

The following tables set forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on December 31, 2009. For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on that date. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to our Deferral Plan, Qualified Plan, SERP and SMRP. Previously vested amounts and contributions made to such plans by each Named Executive Officer are disclosed in the “2009 Non-Qualified Deferred Compensation” and “2009 Pension Benefits” tables above. In addition and as described above, the Company’s existing employment agreement with Mr. Kling expired on February 28, 2010. As such, the following presentation of the estimated value of potential payments to Mr. Kling at December 31, 2009 are included for reference only and no longer accurately represent Company obligations.

Mark A. Blinn

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	1,372,500

	Total	1,372,500

Disability	Short-term and long-term disability benefit to age 65 (third party payment)	4,363,042

	Total	4,363,042

Termination Without Cause	Termination payment (2x base salary)	1,830,000
by the Company or For Good	Target annual incentive award	915,000

Reason by the Employee	Total	2,745,000

Change-in-Control —	Immediate vesting of restricted stock(1)	3,875,223

Employment Continues	Total	3,875,223

Change-in-Control —	Termination payment (3x base salary)	2,745,000
Termination Without Cause	Termination payment (3x target annual incentive award)	2,745,000
by the Company or	Prorated target annual incentive award	915,000
Constructive Termination	Immediate vesting of restricted stock(1)	3,875,223
	Supplemental pension benefit	829,122
	Health & welfare benefit	48,839
	Excise Tax and gross-up payment(2)	2,488,348

	Total	13,646,532

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(2)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2004 through 2008 and annualized for the year in which the executive commenced employment with the Company (if after 2002).

Lewis M. Kling – Former Potential Payments(1)

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	1,558,573
	Immediate vesting of restricted stock(2)	18,027,675

	Total	19,586,248

Disability	Short-term disability for 6 mo. and long-term disability for 30 months (third party payment)	909,720
	Immediate vesting of restricted stock(2)	18,027,675

	Total	18,937,395

Termination Without Cause	Termination payment (1x base salary)	1,032,382
by the Company or For Good	Prior year incentive award plus prorated target annual incentive award	3,515,064
Reason by the Employee	Immediate vesting of restricted stock(2)	18,027,675

	Total	22,575,121

Change-in-Control —	Immediate vesting of restricted stock(2)	18,027,675

Employment Continues	Total	18,027,675

Change-in-Control —	Termination payment (3x base salary)	3,097,146
Termination Without Cause	Termination payment (3x target annual incentive award)	3,097,146
by the Company or	Prorated target annual incentive award	1,032,382
Constructive Termination	Immediate vesting of restricted stock(2)	18,027,675
	Supplemental pension benefit	1,293,908
	Health & welfare benefit	76,625

	Total(3)	26,624,882

(1)	Mr. Kling retired from the Company on February 28, 2010 upon the expiration of his employment agreement.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(3)	For 2009, Mr. Kling’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Richard J. Guiltinan

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	546,065

	Total	546,065

Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,327,692

	Total	2,327,692

Termination Without Cause	Termination payment (2x base salary)	728,086
by the Company or For Good	Target annual incentive award	182,022

Reason by the Employee	Total	910,108

Change-in-Control —	Immediate vesting of restricted stock(1)	1,307,149

Employment Continues	Total	1,307,149

Change-in-Control —	Termination payment (3x base salary)	1,092,129
Termination Without Cause	Termination payment (3x target annual incentive award)	546,066
by the Company or	Prorated target annual incentive award	182,022
Constructive Termination	Immediate vesting of restricted stock(1)	1,307,149
	Supplemental pension benefit	287,865
	Health & welfare benefit	46,149

	Total(2)	3,461,380

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(2)	For 2009, Mr. Guiltinan’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Thomas E. Ferguson

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	697,500

	Total	697,500

Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,919,787

	Total	2,919,787

Termination Without Cause	Termination payment (2x base salary)	930,000
by the Company or For Good	Target annual incentive award	279,000

Reason by the Employee	Total	1,209,000

Change-in-Control —	Immediate vesting of restricted stock(1)	3,467,035

Employment Continues	Total	3,467,035

Change-in-Control —	Termination payment (3x base salary)	1,395,000
Termination Without Cause	Termination payment (3x target annual incentive award)	837,000
by the Company or	Prorated target annual incentive award	279,000
Constructive Termination	Immediate vesting of restricted stock(1)	3,467,035
	Supplemental pension benefit	711,687
	Health & welfare benefit	41,392

	Total(2)	6,731,114

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(2)	For 2009, Mr. Ferguson’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Andrew J. Beall – Former Potential Payments(1)

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	600,000

	Total	600,000

Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,893,060

	Total	2,893,060

Termination Without Cause	Termination payment (2x base salary)	800,000
by the Company or For Good	Target annual incentive award	240,000

Reason by the Employee	Total	1,040,000

Change-in-Control —	Immediate vesting of restricted stock(2)	3,543,596

Employment Continues	Total	3,543,596

Change-in-Control —	Termination payment (3x base salary)	1,200,000
Termination Without Cause	Termination payment (3x target annual incentive award)	720,000
by the Company or	Prorated target annual incentive award	240,000
Constructive Termination	Immediate vesting of restricted stock(2)	3,543,596
	Supplemental pension benefit	415,581
	Health & welfare benefit	47,798

	Total(3)	6,166,975

(1)	Mr. Beall retired from the Company on April 1, 2010.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(3)	For 2009, Mr. Beall’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Thomas L. Pajonas

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	697,500

	Total	697,500

Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,775,733

	Total	2,775,733

Termination Without Cause	Termination payment (2x base salary)	930,000
by the Company or For Good	Target annual incentive award	279,000

Reason by the Employee	Total	1,209,000

Change-in-Control —	Immediate vesting of restricted stock(1)	3,131,034

Employment Continues	Total	3,131,034

Change-in-Control —	Termination payment (3x base salary)	1,395,000
Termination Without Cause	Termination payment (3x target annual incentive award)	837,000
by the Company or	Prorated target annual incentive award	279,000
Constructive Termination	Immediate vesting of restricted stock(1)	3,131,034
	Supplemental pension benefit	418,732
	Health & welfare benefit	38,761

	Total(2)	6,099,527

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($94.53).

(2)	For 2009, Mr. Pajonas’ total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Certain Relationships and Related Transactions

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the CG&N Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the CG&N Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the CG&N Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full CG&N Committee for its review in connection with each regularly scheduled CG&N Committee meeting.

The CG&N Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•	charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The CG&N Committee was not requested to and did not approve any such transactions in 2009.

2009 Director Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2009. Compensation information for Mr. Blinn and Mr. Kling is set forth above in the “Summary Compensation Table.” Neither Mr. Blinn nor Mr. Kling received any compensation solely for service as a director.

	Fees Earned or		Stock
	Paid in Cash		Awards	Total
Name	($)		($)(2)(3)	($)
Gayla J. Delly	56,250		100,016	156,266
Roger L. Fix	71,687	(4)(5)	100,016	171,703
John R. Friedery	64,687	(4)	100,016	164,703
Joe E. Harlan	63,250	(5)	100,016	163,266
Diane C. Harris(1)	20,380		—	20,380
Michael F. Johnston	82,250	(4)(6)	100,016	182,266
Rick J. Mills	71,875	(4)	100,016	171,891
Charles M. Rampacek	99,500	(7)	100,016	199,516
James O. Rollans	147,250	(4)(6)(8)	100,016	247,266
William C. Rusnack	70,000		100,016	170,016
Kevin E. Sheehan	95,055	(6)(9)	100,016	195,071

(1)	Ms. Harris retired from the Board effective as of the 2009 annual meeting of shareholders.

(2)	Eligible directors received an annual equity grant of 1,478 shares of common stock on May 14, 2009, the date of the Company’s 2009 annual meeting of shareholders. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and are calculated using a price per share of $67.67, the closing market price of the Company’s common stock as reported by the NYSE on the date of grant. Assumptions used in the valuations are discussed in Note 6 to the Company’s audited consolidated financial statements for the year ended December 31, 2009 in the Annual Report.

(3)	The current directors each had 1,478 shares of restricted common stock outstanding at December 31, 2009. No director had stock option awards outstanding at December 31, 2009.

(4)	Amount reported includes a 15% premium to actual fees triggered by the election to defer cash-retained payments in the form of Company common stock under the Company’s director stock deferral plan.

(5)	Includes $7,000 in Board-approved special additional compensation relating to service in 2008 and 2009 on the CEO Selection Committee at a pre-established rate of $3,500 per day.

(6)	Includes $1,750 in Board-approved special additional compensation relating to service in 2008 and 2009 on an ad hoc committee at a pre-established rate of $3,500 per day.

(7)	Includes $29,500 in Board-approved special additional compensation relating to Mr. Rampacek’s service in 2008 and 2009 as Chairman of the CEO Selection Committee at a pre-established rate of $3,500 per day.

(8)	Includes $62,772 representing a pro-rated annual retainer for Mr. Rollans’ service as the non-executive Chairman of the Board beginning in May 2009.

(9)	Includes $37,055 representing a pro-rated annual retainer for Mr. Sheehan’s service as the non-executive Chairman of the Board through May 2009.

Non-Executive Chairman of the Board Compensation

Mr. Rollans receives $100,000 annually for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Rollans’ basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Rollans receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles. In 2009, this additional compensation was prorated between Mr. Rollans and Mr. Sheehan, as Mr. Sheehan served as non-executive Chairman from January 2009 through May 2009, and Mr. Rollans began serving as non-executive Chairman in May 2009.

2009 Director Compensation

In 2009, non-employee directors received, as applicable: (a) an annual cash retainer of $50,000; (b) an annual cash committee service fee of $5,000; (c) an annual cash committee chairman service fee of $10,000; and (d) equity compensation with a target value of $100,000 per year. Directors are also eligible to receive special additional compensation when performing services that have been determined by the full Board to be well above and beyond the normal director service requirements. The Board has set a compensatory rate of $3,500 per day for such services. These compensation arrangements were established by the Board after review of data prepared by LB&Co, the O&C Committee’s independent consultant, showing competitive director compensation levels for the Company’s high performance peer group, which is discussed under “Executive Compensation.”

Pursuant to the Company’s cash and stock director deferral plans and equity compensation plans, directors may elect to defer all or a portion of their annual cash compensation and equity compensation. The annual cash compensation may be deferred in the form of cash or in the form of an equivalent value of Company common stock. Compensation deferred in the form of cash accrues interest while deferred, and it does not accrue above market rates or preferential earnings. If a director elects to defer cash compensation in the form of Company common stock, the director receives a 15% premium on the cash amount originally deferred.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant, which is established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after one year from the date of grant, upon the termination of the director’s service due to death or disability or upon a change in control. This restricted common stock is also subject to a holding period prohibiting resale of the stock for the lesser of five years from the date of grant or one year after the director ceases service on the Board.

Security Ownership of Directors and Certain Executive Officers

The following table sets forth as of March 19, 2010 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified possesses sole voting and investment power with respect to his or her shares.

	Amount and nature of	Percent of
Name of Beneficial Owner	beneficial ownership(1)	class(2)

Andrew J. Beall	29,876(3)	*
Mark A. Blinn	106,232(4)	*
Gayla J. Delly	2,616(5)	*
Thomas E. Ferguson	55,608(6)	*
Roger L. Fix	9,236(7)	*
John R. Friedery	4,275(8)	*
Richard J. Guiltinan	23,020(9)	*
Joe E. Harlan	3,148(10)	*
Michael F. Johnston	34,213(11)	*
Lewis M. Kling	90,358(12)	*
Rick J. Mills	6,083(13)	*
Thomas L. Pajonas	33,416(14)	*
Charles M. Rampacek	33,245(15)	*
James O. Rollans	34,758(16)	*
William C. Rusnack	17,036(17)	*
Kevin E. Sheehan	38,628(18)	*

All members of the Board and executive officers as a group (18 individuals)	543,358(19)	*

*	Less than 1%.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded.

(2)	Calculated based on 55,806,894 shares of Company common stock outstanding on March 19, 2010, plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(3)	Includes 10,174 shares of common stock that Mr. Beall has the right to acquire within 60 days pursuant to contingent performance share units.

(4)	Includes 33,500 and 17,912 shares of common stock that Mr. Blinn has the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively.

(5)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Ms. Delly does not possess any voting or investment power over these deferred shares.

(6)	Includes 12,072 shares of common stock that Mr. Ferguson has the right to acquire within 60 days pursuant to contingent performance share units. Also includes 4,116 compensational shares that have been deferred under the Deferral Plan. Mr. Ferguson does not possess any voting or investment power over these deferred shares.

(7)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Fix does not possess any voting or investment power over these deferred shares.

(8)	Includes 4,260 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Friedery does not possess any voting or investment power over these deferred shares.

(9)	Includes 4,974 shares of common stock that Mr. Guiltinan has the right to acquire within 60 days pursuant to contingent performance share units.

(10)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Harlan does not possess any voting or investment power over these deferred shares.

(11)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Johnston does not possess any voting or investment power over these deferred shares.

(12)	Shares are held by The Lewis Mark Kling Trust, of which Mr. Kling is a trustee. Includes 51,840 shares of common stock that The Lewis Mark Kling Trust has the right to acquire within 60 days pursuant to contingent performance shares.

(13)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Mills does not possess any voting or investment power over these deferred shares.

(14)	Includes 12,898 shares of common stock that Mr. Pajonas has the right to acquire within 60 days pursuant to contingent performance share units.

(15)	Includes 32,745 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rampacek does not possess any voting or investment power over these deferred shares.

(16)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rollans does not possess any voting or investment power over these deferred shares.

(17)	Includes 15,358 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rusnack does not possess any voting or investment power over these deferred shares. Also includes 200 shares held in a family trust under which Mr. Rusnack shares voting power with his spouse.

(18)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Sheehan does not possess any voting or investment power over these deferred shares.

(19)	Includes 47,700 and 79,490 shares of common stock that members of this group have the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively, under certain Company stock incentive plans. Also includes 225,864 compensational shares that have been deferred under various Company plans for which no member of the group possesses voting power.

Security Ownership of Certain Beneficial Owners

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of December 31, 2009 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

	Amount and nature of
Name and Address of Beneficial Owner	beneficial ownership(1)	Percent of class(2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,914,467(3)	8.81%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,930,153(4)	5.25%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)	Calculated based on 55,806,894 shares of Company common stock outstanding on March 19, 2010, plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(3)	Based on a Schedule 13G filed with the SEC on January 29, 2010. The filing indicates sole voting power for 4,914,467 shares, shared voting power for 0 shares, sole dispositive power for 4,914,467 shares and shared dispositive power for 0 shares.

(4)	Based on a Schedule 13G filed with the SEC on February 8, 2010. The filing indicates sole voting power for 89,477 shares, shared voting power for 0 shares, sole dispositive power for 2,849,976 shares and shared dispositive power for 80,177 shares.

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the Flowserve Corporation 2004 Stock Compensation Plan (the “2004 Plan”), the Flowserve Corporation 1999 Stock Option Plan (the “1999 Plan”) and the Flowserve Corporation 1997 Stock Option Plan (the “1997 Plan”), as of December 31, 2009. The 1999 Plan and the 1997 Plan have expired. In 2009, the Company adopted, and the Company’s shareholders approved, the Flowserve Corporation Equity and Incentive Compensation Plan (the “2010 Plan”), effective January 1, 2010. As such, the 2010 Plan had not been used as of December 31, 2009. No options were granted under any plan in 2009.

Number of
Securities
Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Option, Warrants	Reflected in the
Plan Category	and Rights(1)	and Rights(2)	First Column)(3)
Equity compensation plans approved by securities holders	206,815	$42.58	3,570,581
Equity compensation plans not approved by securities holders	—	—	—

Total	206,815	$42.58	3,570,581

(1)	All shares of common stock included in this column underlie stock options awarded under the 1997 Plan, the 1999 Plan and the 2004 Plan.

(2)	These amounts represent the weighted average exercise price for the total number of outstanding options.

(3)	The shares of common stock reflected in this column include 2,900,000 shares available for issuance under the 2010 Plan. The shares of common stock reflected in this column also include 670,581 shares that were available for issuance under the 2004 Plan at December 31, 2009. This column does not reflect shares that were the subject of outstanding awards under the 2004 Plan at December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, the Company’s directors, executive officers and greater than ten-percent beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended December 31, 2009.

Proposal Number Two: Ratification of Appointment of PricewaterhouseCoopers LLP to Serve as Our Independent Registered Public Accounting Firm For 2010

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2010.

We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Recommendation

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2010 requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal, and therefore will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of PwC unless you instruct otherwise on the proxy or unless you withhold authority to vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company is comprised of five independent directors, Rick J. Mills (Chairman), Gayla J. Delly, John R. Friedery, Joseph E. Harlan and James O. Rollans. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met eight times in 2009.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 114 (“The Auditor’s Communication With Those Charged With Governance”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

Rick J. Mills, Chairman
Gayla J. Delly
John R. Friedery
Joseph E. Harlan
James O. Rollans

Other Audit Information

Relationship with Independent-Registered Public Accounting Firm

The Audit Committee appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2009 and 2008 financial statements and other fees billed to the Company by PwC in 2009 and 2008. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2009	2008
AUDIT FEES	$9,244,000	$10,323,000
AUDIT RELATED FEES	338,000	919,000
TOTAL AUDIT RELATED FEES	9,582,000	11,242,000
TAX FEES
Compliance	246,000	108,000
Consulting/Advisory	106,000	655,000
TOTAL TAX FEES	352,000	763,000
ALL OTHER FEES	157,000	119,000

TOTAL FEES	$10,091,000	$12,124,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2009 and December 31, 2008 in accordance with its approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

Other Matters

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Map and Driving Directions to
The Flowserve Corporation Learning Resource Center

Instructions from Dallas/Fort Worth International Airport (DFW):

•	Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•	Exit Esters Boulevard and turn left onto Esters Boulevard

•	The Flowserve Corporation Learning Resource Center is on the northeast corner of Esters Boulevard and West Royal Lane

Instructions from Downtown Dallas:

•	Take Interstate Highway 35E heading north

•	Take the left fork onto Highway 183 toward IRVING (Highway 114)/DFW AIRPORT

•	Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the Esters Boulevard exit

•	Exit Esters Boulevard and turn right onto Esters Boulevard

•	The Flowserve Corporation Learning Resource Center is on the northeast corner of Esters Boulevard and West Royal Lane

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the
2010 Annual Meeting of Shareholders, you can be sure
your shares are represented at the meeting by voting
online or promptly returning your proxy in the enclosed
envelope.
Proxy card must be signed and dated on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2010 ANNUAL MEETING OF SHAREHOLDERS
May 14, 2010
The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of 2010 Annual Meeting of Shareholders dated April 1, 2010 and the accompanying Flowserve Corporation Proxy Statement, and hereby appoint(s) MARK A. BLINN and JAMES O. ROLLANS, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Flowserve Corporation that the shareholder(s) is/are entitled to vote at the 2010 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. Central Time on Friday, May 14, 2010, at the Flowserve Corporation Learning Resource Center, 4343 West Royal Lane, Irving, Texas 75063, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR DISCRETION FOR SUCH DISCRETIONARY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Address changes/Comments:

(if you noted any address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FLOWSERVE CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Flowserve Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Flowerserve Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOWSERVE CORPORATION

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS	All	All	Except
	Nominees:
	01) Gayla J. Delly 2013
	02) Rick J. Mills 2013	0	0	0
	03) Charles M. Rampacek 2013
	04) William C. Rusnack 2013
	05) Mark A. Blinn 2012

		For	Against	Abstain
Vote on Proposals

2.	Ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2010.	0	0	0

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			0
	Yes	No

Please indicate if you plan to attend this meeting.	0	0

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date